UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________
Filed by the Registrant ☒         Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Surgery Partners, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2018

DATE:         May 4, 2018
TIME:         8:00 a.m. CDT
PLACE:     Corporate Headquarters (principal executive office)
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027

ITEMS OF BUSINESS:

1.	To elect the two Class III director nominees named in this Proxy Statement to the Board of Directors of Surgery Partners, Inc. (the "Company") for a term of three years;

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;

3.	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.	To consider and act upon any other business that may properly come before the 2018 annual meeting of stockholders (the "annual meeting") and at any adjournment or postponement thereof.

Information relating to the matters to be considered and voted on at the annual meeting is set forth in the enclosed proxy materials.

RECORD DATE:
Holders of shares of our common stock of record at the close of business on March 23, 2018 (the "Record Date") are entitled to vote at the annual meeting and at any adjournment or postponement thereof.

ANNUAL REPORT:	The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2017 (the
"2017 Annual Report"), which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, AFTER REVIEWING THE PROXY MATERIALS, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH IN THE FOLLOWING PROXY MATERIALS AND COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE.
The Board of Directors recommends that you vote: (i) "FOR" the election of the two Class III director nominees named in this Proxy Statement, (ii) "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers and (iii) "FOR" ratification of the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm.

Each outstanding share of the Company's common stock (the "common stock") (Nasdaq: SGRY) entitles the holder of record at the close of business on March 23, 2018 to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.
You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the annual meeting. If you decide to attend the annual meeting and wish to change your proxy, you may do so by voting in person at the meeting. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, (615) 234-5900.
Thank you for your ongoing support of and interest in Surgery Partners, Inc.

By Order of the Board of Directors,

Wayne S. DeVeydt
Chief Executive Officer
Brentwood, Tennessee
April 19, 2018

THIS PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 ARE FIRST BEING MAILED ON OR ABOUT APRIL 19, 2018 TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 23, 2018.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2018: THIS PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 ARE AVAILABLE AT WWW.SURGERYPARTNERS.COM.

SURGERY PARTNERS, INC.
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027

PROXY STATEMENT

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why is the Company soliciting my proxy?
The Board of Directors (the "Board") of Surgery Partners, Inc. ("Surgery Partners," the "Company," "we" or "us") is soliciting your proxy to vote at the 2018 annual meeting of stockholders (the "annual meeting") to be held at our corporate headquarters, located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee, 37027, on Friday, May 4, 2018, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting.
Why am I receiving these materials?
The Company is providing these proxy materials to the stockholders of record at the close of business on March 23, 2018 through the delivery of printed versions by mail beginning on or about April 19, 2018, in connection with the Board's solicitation of proxies for use at the 2018 annual meeting of stockholders. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
These proxy materials include:

•
our Proxy Statement for the annual meeting, which includes information related to the proposals to be voted on at the annual meeting, the voting process, the compensation of certain of our executive officers and directors and certain other required information;

•	our Proxy Card; and

•
our Annual Report to Stockholders for the fiscal year ended December 31, 2017 (the "2017 Annual Report"), which includes our Annual Report on Form 10-K and our audited consolidated financial statements.

What proposals will be voted on at the annual meeting?
There are three proposals scheduled to be voted on at the annual meeting:

•	the election of the two Class III director nominees named in this Proxy Statement for a 3-year term (Proposal 1);

•	the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers (Proposal 2);

•	the ratification of the Audit Committee's appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3).
What is the Board's voting recommendation?
The Board recommends that you vote your shares "FOR" the election of the two Class III director nominees named in this Proxy Statement to the Board, "FOR" the approval, on an advisory basis, the compensation paid by the Company to its named executive officers, and "FOR" the ratification of the Audit Committee's appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.
If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election of the two Class III director nominees named in this Proxy Statement to the Board, "FOR" the approval, on an advisory basis, the compensation paid by the Company to its named officers, and "FOR" the ratification of the Audit Committee's appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.
What shares owned by me can be voted at the annual meeting?
All shares owned by you as of the close of business on March 23, 2018 (the "Record Date") may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, Surgery Partners, Inc. had (i) 48,937,458 shares of common stock issued and outstanding and (ii) 310,000 shares of the Company's 10.00% Series A Convertible Perpetual Participating Preferred Stock (the ‘‘preferred stock'') issued and outstanding, which on as-converted basis, represented 16,963,868 shares of common stock.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Surgery Partners, Inc. hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with the Company's transfer agent, Computershare Investor Services (a subsidiary of Computershare Trust Company, N.A.), you are the stockholder of record with respect to those shares, and the proxy materials are being sent directly to you. As the stockholder of record, you have the right to direct your vote by proxy or to vote in person at the annual meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner and these proxy materials are being forwarded to you by your broker, bank or nominee who is the stockholder of record with respect to such shares. As the beneficial owner, you are invited to attend the annual meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. However, shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank or other nominee) giving you the right to vote the shares.
How can I vote my shares in person at the annual meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of ownership of the Company's common stock on the record date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the annual meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.
How can I vote my shares without attending the annual meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in "street name," you may direct your vote without attending the annual meeting by proxy. You can vote by proxy by mail via a proxy card, by marking your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 3, 2018 in order to be counted for the annual meeting.
If you are a beneficial owner, follow the instructions on the voting instruction card provided by your broker, bank or other intermediary.
Please follow the instructions provided on the proxy card or voting instruction card, as applicable. We urge you to review the proxy materials carefully before you vote.
Can I revoke my proxy or change my vote?
You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. CDT on May 3, 2018. You may also enter a new vote by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
How are votes counted?
In the election of the director nominee (Proposal 1), your vote may be cast "FOR" the nominee, or you may "WITHHOLD" from voting. Shares voting "WITHHOLD" have no effect on the election of directors.
For Proposal 2, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you "ABSTAIN" on this proposal, it has no effect on the outcome.
For Proposal 3, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you "ABSTAIN" on this proposal, it has no effect on the outcome.
If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in "Abstentions and Broker Non-Votes."
Abstentions and Broker Non-Votes
Any shares represented by proxies that are marked to "ABSTAIN" from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal.
If your shares are held in "street name" and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or, on routine matters may use their discretionary authority to vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a "broker non-vote." Broker non-votes will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal. Therefore, broker non-votes will have no effect on the outcome of any proposal. However, broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the annual meeting.
Proposal 1 (election of the two Class III director nominees) and Proposal 2 (approval, on an advisory basis, of the compensation paid by the Company to its named executive officers) and are considered non-routine matters, and without your instruction, your broker cannot vote your shares. Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter for which your broker has discretionary authority to vote your shares.
What is the voting requirement to approve each of the proposals?
Proposal 1, Election of Director Nominees: Under our plurality voting standard, the two nominees for director who receive the most votes will be elected. Therefore, if you do not vote for the nominee, or you "WITHHOLD" your vote for a nominee, your vote will not count either "FOR" or "AGAINST" the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.
Proposal 2, Advisory Vote on Executive Compensation: Under our majority voting standard, the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm: Under our majority voting standard, the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for fiscal 2017 requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions will have no effect on the outcome of this Proposal 3. Brokers, banks and other nominees have discretionary voting power with respect to this proposal, and therefore we do not expect broker non-votes with respect to this proposal.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are registered differently or are in more than one account. For each proxy you receive, please submit your vote for each control number you have been assigned. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
What happens if additional proposals are presented at the annual meeting?
Other than the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If other matters are properly presented to the stockholders for action at the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxy holders named in the proxy card (Wayne S. DeVeydt, our Chief Executive Officer, and Jennifer Baldock, our Senior Vice President, Secretary and General Counsel) to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote. If for any unforeseen reason, either of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate(s) as may be nominated by the Board.
What is the quorum requirement for the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is a majority of the voting power of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the particular matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.
Who will count the vote?
A representative of Computershare Investor Services will act as the inspector of election and the tabulator of the votes for bank, broker and other stockholder of record proxies.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Surgery Partners, Inc. or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation by the Board.
Additionally, we will forward to management any written comments you provide on a proxy card or through other means.
Who will bear the cost of soliciting proxies for the annual meeting?
Surgery Partners, Inc. will pay the entire cost of soliciting proxies for the annual meeting, including the distribution of proxy materials. We have retained Computershare Investor Services to assist us with the distribution of the proxies and will pay their expenses. We will also reimburse brokers or nominees for the expenses that they incur for forwarding the proxies.
If I share an address with other stockholders, how can we get only one set of voting materials for future meetings?
Current stockholders with a shared address who received multiple copies of the proxy materials and would prefer that we mail only one set of proxy materials to stockholders at the shared address may notify us either by calling us at (615) 234-5900 or by writing to us at Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, Attn: General Counsel and Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock and preferred stock as of March 23, 2018 (except as otherwise indicated below), by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock or preferred stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
Information with respect to beneficial ownership in the following table is based on the Company's review of information furnished by or on behalf of each director, officer, or beneficial owner of more than 5% of our Common Stock or Preferred Stock and filed with the SEC. Beneficial ownership is determined in accordance with Securities and Exchange Commission (the "SEC"). The information in the following table does not necessarily indicate beneficial ownership for any other purpose. In general, under SEC rules, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.
The percentage of shares of common stock or preferred stock beneficially owned is computed on the basis of 48,937,458 shares of common stock and 310,000 shares of preferred stock outstanding as of March 23, 2018. Shares of common stock or preferred stock that a person has the right to acquire within 60 days of March 23, 2018 are deemed outstanding for purposes of computing the percentage ownership of such person's holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated below, and subject to applicable community property laws, we believe, based on information furnished by such persons, the persons named in the table have sole voting and investment power with respect to all shares of common stock or preferred stock held by that person. Except as otherwise indicated below, the address for each beneficial owner listed is c/o Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027.

Title of Class	Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Common Stock
	Beneficial owners of 5% or more of our common stock:
	BCPE Seminole Holdings LP (1)(2)	43,489,779	65.9%
	Clearbridge Investments, LLC (3)	2,715,434	5.5%
	N.N. Group N.V. (4)	5,313,822	10.9%
	Directors and Named Executive Officers:
	Adam Feinstein (5)	11,877	*
	Brent Turner (6)	10,167	*
	Teresa DeLuca (7)	4,676	*
	Christopher Gordon (8)	—	—
	Devin O'Reilly (8)	—	—
	Wayne S. DeVeydt	96,899	*
	Clifford G. Adlerz	—	—
	Michael T. Doyle (9)	2,987,537	6.1%
	Thomas F. Cowhey (10)	—	—
	R. David Kretschmer	34,364	*
	Teresa F. Sparks (11)	193,376	*
	Jennifer Baldock	77,245	*
	John Crysel	117,946	*
	Dennis Dean	120,815	*
	All executive officers and directors as a group (20 persons)	4,030,000	8.2%

Preferred Stock
	Beneficial owners of 5% or more of our preferred stock:
	BCPE Seminole Holdings LP (2)	310,000	100%

*	Less than one percent.

(1)
BCPE Seminole Holdings LP, a Delaware limited partnership and our controlling stockholder, directly holds (i) 26,455,651 shares of common stock and (ii) 310,000 shares of preferred stock, which, on an as-converted basis (as explained below), represented 16,963,868 shares of common stock as of March 23, 2018 and will represent 17,034,128 shares of common stock as of May 22, 2018. Each share of preferred stock is convertible at any time, at the election of the holder, into the number of shares of common stock equal to the quotient obtained by dividing (a) the accrued value of such share of preferred stock plus any accrued but uncompounded dividends on such share by (b) the conversion price ($19.00 per share as of the Record Date). Dividends accrue daily at a rate of 10% per annum on the accrued value (initially, $1,000 as of August 31, 2017) and compound quarterly on March 31, June 30, September 30 and December 31 of each year. At least a portion of such dividends are added to the accrued value of a share and, therefore, the number of shares of common stock into which each share of preferred stock may be converted will increase over time. As of March 23, 2018, each share of preferred stock held by BCPE Seminole Holdings LP was convertible into approximately 54.72 shares of common stock. As of May 22, 2018, each share of preferred stock held by BCPE Seminole Holdings LP will be convertible into approximately 54.95 shares of common stock.

(2)
Bain Capital Investors, LLC ("BCI") is the sole member of BCPE Seminole GP LLC ("BCPE GP"), which is the general partner of BCPE Seminole Holdings LP. The governance, investment strategy and decision-making process with respect to investments held by BCPE Seminole Holdings LP is directed by the Global Private Equity Board of BCI. By virtue of the relationships described in this footnote, BCI and BCPE GP may be deemed to share voting and dispositive power with respect to the securities held by BCPE Seminole Holdings LP.

The principal business address of each of BCI, BCPE GP and BCPE Seminole Holdings LP is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(3)
Clearbridge Investments, LLC has sole voting power over 2,714,933 shares of common stock and sole dispositive over 2,715,434 shares of common stock. Information reported in this table and the notes hereto in respect of Clearbridge Investments, LLC is based solely on the Schedule 13G filed with the SEC on February 14, 2018 by Clearbridge Investments, LLC. The principal business address of Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.

(4)
NN Group N.V. has shared voting power over 5,200,833 shares of common stock and sole dispositive power over 5,313,822 shares of common stock. Information in respect of NN Group N.V. is based solely on the Schedule 13G filed with the SEC on December 6, 2017 by NN Group N.V. The shares of common stock reported as beneficially owned by NN Group N.V., as a parent holding company, are owned by NN Investment Partners B.V., NN Investment Partners Luxembourg S.A., Delta Lloyd Asset Management N.V. and NN Investment Partners TowarzystwoFunduszy Inwestycyjnych S.A., each of which is a non-U.S. institution and a subsidiary or affiliate of NN Group N.V. The principal business address of NN Group N.V. is Schenkkade 65, 2595 AS, the Hague, the Netherlands.

(5)	Mr. Feinstein's beneficially owned shares include 2,982 shares of common stock underlying stock options exercisable within 60 days of March 23, 2018.

(6)	Mr. Turner's beneficially owned shares include 2,677 shares of common stock underlying stock options exercisable within 60 days of March 23, 2018.

(7)	Dr. DeLuca's beneficially owned shares include 1,399 shares of common stock underlying stock options exercisable within 60 days of March 23, 2018.

(8)
The shares beneficially owned by each of Mr. O'Reilly and Mr. Gordon do not include shares held by BCPE Seminole Holdings LP. Each of Mr. O'Reilly and Mr. Gordon is a Managing Director of BCI and as a result, by virtue of the relationships described footnote (2) above, may each be deemed to share beneficial ownership of the shares of common stock and preferred stock held by BCPE Seminole Holdings LP. The address of each of Mr. O'Reilly and Mr. Gordon is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(9)
Mr. Doyle resigned from his role as the Company's Chief Executive Officer effective as of September 7, 2017 and from his role as director effective as of February 16, 2018. Information reported in this table and the notes hereto with respect to Mr. Doyle reflect his ownership of the Company's securities as of February 16, 2018. A portion of Mr. Doyle's shares of Common Stock is held in trust for the benefit of his immediate family. Mr. Doyle's address is 3417 South Beach Drive, Tampa, Florida 33629.

(10)	Mr. Cowhey was appointed as the Company's Chief Financial Officer and principal accounting officer effective as of April 2, 2018.

(11)
Ms. Sparks resigned from her role as the Company's Chief Financial Officer effective as of January 25, 2018. Information reported in this table and the notes hereto with respect to Ms. Sparks reflect her ownership of the Company's securities as of such date. The principal business address for Ms. Sparks is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2017, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements with respect to fiscal year 2017, with the exception of a filing made by Michael T. Doyle on November 15, 2017 in connection with shares withheld by the Company for tax purposes on September 7, 2017.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
In accordance with the Company's Amended and Restated Certificate of Incorporation (the "charter") and Amended and Restated Bylaws (the "bylaws"), the Board is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Clifford G. Adlerz and Christopher Gordon are Class III directors whose terms expire at the annual meeting. Each of Mr. Adlerz and Mr. Gordon have been nominated for and have agreed to stand for re-election to the Board to serve as a Class III director of the Company for three years and until his successor is duly elected and qualified or until his death, resignation or removal, whichever is earliest to occur.
The two nominees for director with the highest number of affirmative votes will be elected as Class III directors. Unless you otherwise instruct, proxies will be voted for election of both nominees listed above as director nominees. The Company has no reason to believe that any nominee will be unable to serve, but in the event that a nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

The Board unanimously recommends that you vote "FOR" each of the above-named nominees for Class III directors. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

The following table sets forth the name, age (as of April 16, 2018) and position of individuals who currently serve as the directors of Surgery Partners, Inc.

Name	Age	Position
Adam Feinstein	46	Class I Director
Teresa DeLuca, M.D.	52	Class I Director
Wayne S. DeVeydt	48	Class I Director; Chief Executive Officer
Brent Turner	52	Class II Director
Devin O'Reilly	43	Class II Director; Chairman
Christopher Gordon	45	Class III Director
Clifford G. Adlerz	64	Class III Director
Directors Standing for Election
Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.
Clifford G. Adlerz has served as director of Surgery Partners, Inc. since October 2017 and as a Consultant to Surgery Partners, Inc. since February 2018. Mr. Adlerz previously served as Interim Chief Executive Officer of Surgery Partners, Inc. from September 2017 until January 2018. Before his time at Surgery Partners, Mr. Adlerz held several management roles at Symbion, Inc., a large multi-specialty provider of ambulatory surgery centers and hospitals, including as President from May 2002 until Symbion was acquired by Surgery Partners in November 2014. Prior to joining Symbion, Mr. Adlerz served as Division Vice President of HCA, a healthcare facilities operator, as well as Regional Vice President of Midsouth HealthTrust. Mr. Adlerz previously served as a director for the National Ambulatory Surgery Center Association and was part of the leadership group for ASC Quality Collaboration. Mr. Adlerz holds a B.A. in Business and an M.B.A. from the University of Florida. Our Board believes that Mr. Adlerz is qualified to serve as a director due to, among other things, his experience in the healthcare industry and his general business and financial acumen.
Christopher Gordon has served as director of Surgery Partners, Inc. since August 2017. Mr. Gordon joined Bain Capital Private Equity in 1997 and has served as a Managing Director since 2009. Prior to joining Bain Capital Private Equity, Mr. Gordon was a consultant at Bain & Company, Inc. Mr. Gordon holds an M.B.A. from Harvard Business School and an A.B. in Economics from Harvard College. Mr. Gordon currently serves as a director of Aveanna Healthcare, Acadia Healthcare Company, Inc., Beacon Health Options, Grupo Notre Dame Intermedica, Kestra Medical Technologies, Inc.,Waystar, Year Up-Boston, the Boston Medical Center Foundation Board and the Boston Medical Center Health Plan Board and serves as a Trustee of the Dana Farber Cancer Center. Mr. Gordon formerly served as a director of Quintiles IMS Holdings, Inc., Physio Control, Hospital Corporation of America, Air Medical Holdings Group, SunGard Data Systems and QuVa Pharma, Inc. Our Board believes that Mr. Gordon is qualified to serve as a director due to, among other things, his experience in the healthcare industry and his general business and financial acumen.
Directors Continuing in Office
Class I Directors. The following directors have terms ending in 2019:
Adam Feinstein has served as director of Surgery Partners, Inc. since August 2015. Mr. Feinstein co-founded Vesey Street Capital Partners, L.L.C., a healthcare services private equity fund, in 2014 and has been a Managing Partner since that time. From 2012 to 2014, Mr. Feinstein served as the Senior Vice President of Corporate Development, Strategic Planning and Office of the CEO at LabCorp and prior to that served as a Managing Director in Equity Research at Barclays Capital. He is a board member at ScribeAmerica, the nation's leading provider of medical scribes, and PathGroup, a leading provider of anatomic, clinical and molecular pathology services. Mr. Feinstein formerly served as a director of Imedex, LLC and Quorum Health Corporation. Mr. Feinstein is a CFA charterholder and has a B.S. in Business from the Smith School at the University of Maryland at College Park. He also completed the Nashville Healthcare Council Fellows program.
Teresa DeLuca, M.D. has served as director of Surgery Partners, Inc. since September 2016. Dr. DeLuca has served as a Managing Director at Columbia University's NY Life Science Venture Fund since January 2018. She previously served as Assistant Clinical professor of psychiatry at the Icahn School of Medicine at Mount Sinai in New York City from 2014 to 2017 and as the Chief Medical Officer of Magellan Pharmacy Solutions at Magellan Health from 2012 to 2014. Prior to that, she served as SVP of Pharmacy Health Solutions at Humana, VP of Clinical Sales Solutions & National Medical Director at Walgreen Co., and VP of Personalized Medicine as well as VP of Medical Policy & Clinical Quality at Medco. Prior to taking on these executive leadership roles, Dr. DeLuca was a Senior Director of Global Product Development Services at PRA International and a Senior Medical Scientist at GlaxoSmithKline. Dr. DeLuca received her M.B.A. from Drexel University and her residency (M.D.) from Jefferson Medical College of Thomas Jefferson University.
Wayne S. DeVeydt has served as Chief Executive Officer and director of Surgery Partners, Inc. since January 2018. Prior to this, Mr. DeVedyt served as a Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, LP, the investment advisor of BCPE Seminole Holdings LP, the Company's controlling shareholder, from January 2017 until January 3, 2018. From May 2007 to May 2016, Mr. DeVeydt served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health insurance company. From March 2005 to May 2007, he served as Anthem's Senior Vice President and Chief Accounting Officer and for a portion of that time, he also served as Chief of Staff to the Chairman and Chief Executive Officer. Prior to joining Anthem, Mr. DeVeydt served as an audit partner at PricewaterhouseCoopers LLP, focused on companies in the national managed care and insurance industries. Mr. DeVeydt currently serves as a director of NiSource Inc., a utilities company, and as a director of Myovant Sciences Ltd., a biopharmaceutical company, which roles he assumed in March 2016 and September 2016, respectively. Mr. DeVeydt is also on the board of directors of Grupo Notre Dame Intermedica. On March 21, 2018, Myovant Sciences Ltd. Filed a Current Report on Form 8-K announcing that Mr. DeVeydt had declined to stand for reelection as a director at Myovant's 2018 annual meeting of the shareholders. Mr. DeVeydt received his B.S. in Business Administration from the University of Missouri in St. Louis.
Class II Directors. The following directors have terms ending in 2020:
Brent Turner has served as director of Surgery Partners, Inc. since December 2015. Mr. Turner is currently the President of Acadia Healthcare Company Inc. and has served as the President since April 2012. Mr. Turner joined Acadia in February 2011 as a Co-President. Prior to joining Acadia, Mr. Turner served as the Executive Vice President, Finance and Administration of Psychiatric Solutions, Inc. from August 2005 to November 2010 and prior to that, as the Vice President, Treasurer and Investor Relations and as a Division President. Mr. Turner serves on the Board of Directors of LHC Group, Inc. and the National Association of Behavioral Healthcare ("NABH"), where he currently serves as Chairman. Mr. Turner also served as the Chairman of the Board of Directors of NABH in 2009. Mr. Turner holds a B.A. in Economics from Vanderbilt University and an M.B.A. from the Vanderbilt Owen Graduate School of Management.
Devin O'Reilly has served as Director and Chairman of the Board of Surgery Partners, Inc. since August 2017. Mr. O'Reilly joined Bain Capital Private Equity in 2005 and has served as a Managing Director since 2013. Prior to joining Bain Capital Private Equity, Mr. O'Reilly was a consultant at Bain & Company where he consulted for private equity and healthcare industry. Mr. O'Reilly has served as a director of Atento S.A. and Grupo Notre Dame Intermedica since 2014, and Aveanna Healthcare since 2017. Mr. O'Reilly holds a B.A. from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania.

CORPORATE GOVERNANCE
Our Board currently consists of six directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The division of the three classes and their respective election dates are as follows:
•the Class III director's term will expire at the annual meeting of stockholders to be held in 2021.
•the Class I director's term will expire at the annual meeting of stockholders to be held in 2019.
•the Class II directors' term will expire at the annual meeting of stockholders to be held in 2020.
 Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Our charter provides that directors will be elected at the annual meeting of the stockholders and each director elected will hold office until his successor is elected and qualified. The size of the Board shall be determined by, and vacancies and newly created directorships on the Board shall be filled by, either the affirmative vote of holders of a majority of our then outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") or the vote of a majority of the directors then on the Board. However, on or after the date (the "Trigger Date") that the investment funds affiliated with Bain Capital Private Equity, LP ("Bain Capital Private Equity") and their successors, transferees and affiliates cease collectively to beneficially own 50% or more of the then outstanding Voting Stock, (i) the size of the Board shall be determined exclusively by a majority of the directors then in office and (ii) vacancies and newly created directorships on the Board shall be filled exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except in each case, that any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the then outstanding Voting Stock.
Additionally, the Certificate of Designations, Preferences, Rights and Limitations of 10.00% Series A Convertible Perpetual Participating Preferred Stock (the "Certificate of Designations"), which governs our preferred stock, provides that, on or following the Trigger Date, for so long as investment funds affiliated with Bain Capital or their respective successors, transferees and affiliates (collectively, the ‘‘Sponsor Entities'') continue to hold fifty percent (50%) or more of the shares of preferred stock acquired in the Preferred Private Placement (as defined in "Related Person Transactions" section of this Proxy Statement) (subject to adjustment as set forth in the Certificate of Designations), the holders of at least a majority of the then-outstanding shares of preferred stock held by the Sponsor Entities, voting as a separate class, shall be entitled to elect two (2) directors to the Board. For so long as the Sponsor Entities continue to own more than 25% but less than 50% of the of the shares of preferred stock acquired in the Preferred Private Placement (subject to adjustment as set forth in the Certificate of Designations), the holders of at least a majority of the then-outstanding shares of preferred stock held by the Sponsor Entities, voting as a separate class, shall be entitled to elect one (1) director to the Board.
Director Independence
The listing standards of The Nasdaq Stock Market LLC ("Nasdaq") requires that listed companies that are not "controlled companies" have a majority of independent directors, that compensation committees of listed companies be comprised entirely of independent directors and that nominating committees of listed companies be comprised entirely of independent directors. We are "controlled company" under Nasdaq corporate governance standards. As a "controlled company," we may elect to not comply with certain governance requirements, including the requirements to (i) have a majority of independent directors, (ii) maintain a compensation committee composed entirely of independent directors and (iii) maintain a corporate governance and nominating committee composed of independent directors or have the responsibilities that would otherwise be undertaken by a corporate governance and nominating committee undertaken solely by the independent directors of the board of directors. We currently avail ourselves of these available exemptions. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of Nasdaq corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. When we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in Nasdaq rules.
The Board has reviewed the independence of our directors based on the corporate governance standards of Nasdaq. Based on this review, the Board determined that each of Brent Turner, Teresa DeLuca, Adam Feinstein, Devin O'Reilly and Christopher Gordon is independent within the meaning of the corporate governance standards of Nasdaq. In making this determination, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable Nasdaq rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
These exemptions do not modify the independence requirements for our Audit Committee, and we comply with the applicable requirements of the Sarbanes-Oxley Act and Nasdaq rules with respect to our Audit Committee. See "Committees of the Board -- Audit Committee."
Board Leadership Structure
Our bylaws provide maximum flexibility to the Board in choosing a Chairman of the Board and a Chief Executive Officer. The bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our stockholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. The roles of Chief Executive Officer and Chairman of the Board are currently separate. Devin O'Reilly, an independent director, was appointed by the Board to serve as the Chairman of the Board in September 2017.
Selection of New Directors
Subject to the rights of the Sponsor Holders described above, the Board is responsible for selecting its own members for election by the stockholders with direct input from the Chief Executive Officer. It is the opinion of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stakeholders. The Board believes that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company's business. In addition, it believes that there are certain attributes that every director should possess, as reflected in its membership criteria. Accordingly, the Board considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company's current and future needs. Among other things, the Board has determined that it is important to have directors with the following skills and experiences: leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others; knowledge of the Company's industry, particularly physician and patient relations, which is relevant to understanding the Company's business and strategy; operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company's business strategy and operating plan; risk management experience, which is relevant to oversight of the risks facing the Company's business; financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company's capital structure, financial statements and reporting requirements; and strategic planning experience, which is relevant to the Board's review of the Company's strategies and monitoring their implementation and results.
The Board also requires that each director be able to dedicate sufficient time to ensure the diligent performance of his or her duties on the Company's behalf, including attending all Board and applicable committee meetings. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Board shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Board Meeting Attendance
Under our Corporate Governance Guidelines, directors are expected to attend all Board meetings and meetings of the committees of the Board on which they serve, as well as annual meetings of stockholders. During 2017, there were eighteen meetings of our Board, and each of the committees of the Board met a total of five times. No current director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board for the period during which the director served on the Board or such committee in 2017. All directors who served on the Board at the time of the 2017 annual meeting of stockholders attended such meeting.

Board's Role in Risk Oversight
Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board, primarily through its Audit Committee, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.
Committees of the Board
We have an Audit Committee and a Compensation Committee with the composition and responsibilities described below. Each committee operates under a charter that is approved by our Board. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Because we avail ourselves of certain exceptions applicable to "controlled companies" under Nasdaq listing rules, the responsibilities that would otherwise be undertaken by a nominating committee or solely by a majority of independent directors of the board of directors will be undertaken by the full board of directors, or, at its discretion, by a special committee established under the direction of the full board of directors. The controlled company exception does not modify the independence requirements for the audit committee and we comply with the audit committee requirements of the Sarbanes-Oxley Act and the rules of Nasdaq.
Audit Committee
We have a separately standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee's primary duties and responsibilities are to:

•	Appoint or replace, compensate and oversee the Company's independent auditor.

•
Assist the Board with its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of the Company's internal audit function and the independent auditor; and.

•	Prepare the report for inclusion in the Company's annual proxy statement as required by the rules of the SEC.
The Audit Committee is responsible for the appointment, compensation, retention, oversight and replacement, if necessary, of the Company's independent auditor. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the Company's annual audited and quarterly unaudited financial statements and the disclosures under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the SEC, including disclosures of critical accounting policies therein. The Audit Committee also reviews and approves all related party transactions in accordance with Company policy and reviews matters related to the Company's related party transaction policy and the Company's system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management.
The Audit Committee consists of Brent Turner, Teresa DeLuca and Adam Feinstein. Mr. Feinstein is both an independent director and an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K, and serves as chair of the audit committee. In addition, Mr. Turner and Ms. DeLuca are also independent directors within the meaning of Item 407 of Regulation S-K. A copy of the Audit Committee charter, which satisfies the applicable standards of the SEC and Nasdaq, is available on the "Investors—Company Highlights" page of our website at www.surgerypartners.com.

Compensation Committee
The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. Our Board has adopted a written charter under which the Compensation Committee operates, which satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available on the "Investors—Company Highlights" page of our website at www.surgerypartners.com. The Compensation Committee annually reviews and assesses the adequacy of its charter.
The Compensation Committee's primary duties and responsibilities are to:

•
Review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (the "CEO") and the officers of the Company who report directly to the CEO and all officers who are "insiders" subject to Section 16 of the Exchange Act (collectively, the "Senior Officers"), evaluate the performance of the CEO and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve, or recommend to the Board for approval, the compensation levels for the CEO and other Senior Officers based on this evaluation, with the deliberations and voting on the CEO's compensation to be conducted without the CEO present;

•	Make recommendations to the Board about the compensation of directors;

•
Review and administer the Company's equity-based compensation plans, management incentive compensation plans and deferred compensation plans and make recommendations to the Board about amendments to such plans and the adoption of any new compensation plans;

•	Recommend to the Board any ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assess these guidelines and recommend revisions as appropriate;

•	Review and establish the Company's overall management compensation and benefits philosophy and policies;

•
Produce a Compensation Committee report on executive compensation for inclusion in the Company's annual proxy statement in accordance with Securities and Exchange Commission proxy and disclosure rules;

•	Review and approve all Senior Officer employment contracts and other compensatory, severance and change-in-control arrangements for current and former Senior Officers;

•	Establish and review periodically policies and procedures with respect to perquisites;

•
Review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and assess the adequacy of the committee's charter and submit any changes to the Board for approval on an annual basis;

•	Maintain minutes of the committee's meetings and report its actions and any recommendations to the Board on a periodic basis; and

•
Annually perform, or participate in, an evaluation of the performance of the committee against the requirements of this Compensation Committee charter, the results of which shall be presented to the Board.

As long as we are a controlled company, we are not required by Nasdaq rules to maintain a compensation committee comprised of independent directors. Notwithstanding this, the Compensation Committee currently consists of Brent Turner (chair), Adam Feinstein, Devin O'Reilly and Christopher Gordon, each of whom is independent under Nasdaq rules.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has at any time during the past year been an officer or employee of ours or any of our subsidiaries. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. Our Chief Executive Officer has participated in discussions related to compensation of certain of our executive officers, but has not participated in any discussions regarding his own compensation. We have also retained a compensation consultant since our initial public offering ("IPO") to review the compensation of executive officers at peer group companies and assist in benchmarking appropriate compensation of our executive officers on a forward-looking basis.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Surgery Partners' executive officers who are named in the Summary Compensation Table appearing in this proxy statement (our "named executive officers"). The compensation of our named executive officers is described in the "Compensation Discussion and Analysis" and "Executive Compensation" sections of this proxy statement.
The compensation program for our named executive officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Surgery Partners and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the "Compensation Discussion and Analysis" achieve these goals.
This advisory resolution, commonly referred to as a "Say-On-Pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Surgery Partners' stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Surgery Partners' compensation policies and practices and (ii) making future compensation decisions for our named executive officers.
We are requesting your non-binding vote on the following resolution:
"RESOLVED, that the compensation of the Company's named executive officers as described in the Compensation Discussion and Analysis, in the Summary Compensation Table and subsequent tables, is approved."

The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

EXECUTIVE OFFICERS

Name	Age	Position
Wayne S. DeVeydt	48	Chief Executive Officer; Class I Director
Thomas F. Cowhey	45	Executive Vice President, Chief Financial Officer
R. David Kretschmer	59	Chief Strategy and Transformation Officer
Angela Justice, Ph.D.	45	Chief Human Resources Officer
Jennifer B. Baldock	47	Senior Vice President, Secretary and General Counsel
Dennis Dean	45	Senior Vice President, Corporate Controller
Bryan S. Fisher	59	Executive Vice President, Chief Operating Officer
Anthony W. Taparo	52	President, Atlantic Group
Ronald Paul Zelhof	54	Senior Vice President, Operations
George Goodwin	57	President, American Group
Brandan Lingle	35	President, Ancillary Services
Executive Officer Biographies
Wayne S. DeVeydt has served as Chief Executive Officer and director of Surgery Partners, Inc. since January 2018. Prior to this, Mr. DeVedyt served as a Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, LP, the investment advisor of BCPE Seminole Holdings LP, the Company's controlling shareholder, from January 2017 until January 3, 2018. From May 2007 to May 2016, Mr. DeVeydt served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health insurance company. From March 2005 to May 2007, he served as Anthem's Senior Vice President and Chief Accounting Officer and for a portion of that time, he also served as Chief of Staff to the Chairman and Chief Executive Officer. Prior to joining Anthem, Mr. DeVeydt served as an audit partner at PricewaterhouseCoopers LLP, focused on companies in the national managed care and insurance industries. Mr. DeVeydt currently serves as a director of NiSource Inc., a utilities company, and as a director of Myovant Sciences Ltd., a biopharmaceutical company, which roles he assumed in March 2016 and September 2016, respectively. Mr. DeVeydt is also on the board of directors of Grupo Notre Dame Intermedica. On March 21, 2018, Myovant Sciences Ltd. filed a Current Report on Form 8-K announcing that Mr. DeVeydt had declined to stand for reelection as a director at Myovant's 2018 annual meeting of the shareholders. Mr. DeVeydt received his B.S. in Business Administration from the University of Missouri in St. Louis.
Thomas F. Cowhey has served as Chief Financial Officer of Surgery Partners, Inc. since April 2018. Prior to this, Mr. Cowhey held various financial management roles at Aetna, Inc., including financial oversight for various business operations, corporate development, investor relations and treasury. From 2016 to present, he served as the Chief Financial Officer of Aetna's Institution Business portfolio, including Aetna's health plan businesses. During 2016, he served as Chief Financial Officer of Aetna's Consumer Health & Services portfolio, and from 2010 to 2016, Mr. Cowhey served as Vice President of Investor Relations and Business Development. Prior to his time at Aetna, Mr. Cowhey held a variety of investment banking roles. Mr. Cowhey received his B.S. degree in economics from Wesleyan University and an M.B.A. degree from Duke University.
R. David Kretschmer has served as Chief Strategy and Transformation Officer of Surgery Partners, Inc. since February 2018. Mr. Kretschmer has also served as Interim Chief Financial Officer of Surgery Partners, Inc. from February 2018 until April 2018. Mr. Kretschmer joined Surgery Partners from Anthem, Inc., where he served as Senior Vice President of Treasury and Corporate Strategy from May 2016 to February 2018. From September 1991 to February 2018, Mr. Kretschmer held many responsibilities at Anthem, including treasury and corporate finance activities, enterprise risk management, corporate strategy and development, cash collections and disbursements, and management of Anthem's $24 billion investment portfolio. Prior to his time at Anthem, Mr. Kretschmer held a variety of financial management and corporate finance roles. Mr. Kretschmer received his B.S. in Business from the George Washington University and his M.B.A. from the University in Chicago.
Angela Justice, Ph.D. has served as Chief Human Resources Officer of Surgery Partners, Inc. since March 2018. Prior to this, Dr. Justice served as Chief Learning Officer at Biogen, Inc., an American multinational biotechnology company based in Cambridge, Massachusetts from April 2105 to February 2018. She assumed a variety of responsibilities in her role including creating and leading a centralized learning organization supporting 14,000 people across all departments and geographies, spearheading the implementation of a learning technology system that was considered one of Biogen's largest and most successful IT projects, and making learning a competitive force with measurable business impact. She also served as senior director of Global Medical Affairs for Biogen from July 2012 to April 2015, and was an active member of the Human Resources Leadership Team. Dr. Justice received her B.S. from Minnesota State University at Mankato and her Ph.D. from the University of Chicago.
Jennifer B. Baldock has served as Senior Vice President, Secretary and General Counsel of Surgery Center Holdings, Inc. since our acquisition of Symbion Holdings Corporation in November 2014 and as Vice President, Secretary and General Counsel of Surgery Partners, Inc. since April 2015. Ms. Baldock previously served as General Counsel and Chief Compliance Officer of Symbion Holdings Corporation and Symbion, Inc. Prior to joining Symbion in 2010, she served as Assistant General Counsel for both Ambulatory Services of America and Renal Care Group. Prior to that, Ms. Baldock practiced law with Waller Lansden Dortch and Davis in Nashville, Tennessee, concentrating in corporate law with an emphasis on healthcare mergers and acquisitions. She is also a Certified Public Accountant (inactive). Ms. Baldock holds a B.A. in Economics and Accounting from Lipscomb University and a J.D. from the University of Alabama.
Dennis Dean has served as Senior Vice President and Corporate Controller of Surgery Center Holdings, Inc. since our acquisition of Symbion in November 2014 and as Senior Vice President and Corporate Controller of Surgery Partners, Inc. since April 2015. Mr. Dean previously served as Principal Accounting Officer of Surgery Partners, Inc. from March 2018 until April 2018. Prior to joining Surgery Partners, Mr. Dean served as Vice President and Corporate Controller of Symbion Holdings Corporation and Symbion, Inc. from January 2008 to November 2014. Prior to joining Symbion, he co-founded Resource Partners, LLC, a healthcare-focused financial consulting firm, and began his career at Deloitte & Touche LLP. He is also a Certified Public Accountant. Mr. Dean holds a B.S. in Accounting and an MAcc from Western Kentucky University.
Bryan S. Fisher has served as Executive Vice President and Chief Operating Officer of Surgery Partners' National Group, overseeing surgical hospitals and surgical facilities since August 2017. He co-founded National Surgical Healthcare in 1999 and held the roles of director and President and Chief Operating Officer prior to our acquisition of National Surgical Healthcare in August 2017. Prior to National Surgical Healthcare, Bryan served as a director and as Controller and then Chief Financial Officer for National Surgery Centers, an assistant controller for Medical Care International, and an auditor with KPMG LLP. Mr. Fisher holds a B.A. in Accounting from Brigham Young University.
Anthony W. Taparo has served as President of Surgery Partners' Atlantic Group since our acquisition of Symbion in November 2014. Prior to this, Mr. Taparo had served as President of Symbion's Atlantic Group since 2006 and as Regional Vice President for Symbion from 1999 to 2006. Prior to joining Symbion, Mr. Taparo served as Chief Operating Officer of Columbia Physician Services. Mr. Taparo holds a B.A in accounting from Indiana State University.
Ronald Paul Zelhof has served as Senior Vice President of Operations of Surgery Partners, Inc. since November 2015. Mr. Zelhof previously served as Vice President of Operations of Surgery Partners, Inc. from November 2007 to November 2015. Mr. Zelhof received his B.S. in Education and is a graduate of the professional program in Physical Therapy from the University of Miami.
Brandan Lingle has served as Group President of Ancillary Services of Surgery Partners Inc. since January 2018. Prior to this, Mr. Lingle served as Senior Vice President of Corporate Services since September 2016. Since joining the Company in 2013, he has also held roles as Vice President of Corporate Operations from December 2014 to September 2016 and Director of Operations from January 2013 to December 2014. Prior to Surgery Partners, he worked for Jefferies & Company in the global healthcare team and completed the Graduate Talent Program at UBS. Mr. Lingle holds a B.A. in economics from Bucknell University and an MBA from the University of North Carolina at Chapel Hill.
George Goodwin has served as President of Surgery Partners' American Group since our acquisition of Symbion in November 2014. Prior to this, Mr. Goodwin served as President of Symbion's American Group since 2010 and also served as Vice President of Mergers and Acquisitions and Senior Vice President and Chief Development Officer. Prior to joining Symbion, Mr. Goodwin served as President and Chief Executive Officer of American Pathology Resources. Mr. Goodwin holds a B.S. in accounting from the University of Alabama.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") is designed to provide an overview of our compensation philosophy and objectives, our compensation programs, and our decision making processes as they relate to our named executive officers ("NEOs") for the year ended December 31, 2017.
This discussion is intended to, among other things, help our stockholders understand the information provided in the compensation tables included in this Proxy Statement, and to put that information in the context of our overall compensation program for our NEOs.
Pursuant to SEC rules, our NEOs for 2017 were:

Named Executive Officer	Title
Clifford G. Adlerz (1)	Former Interim Chief Executive Officer
Michael T. Doyle (1)	Former Chief Executive Officer
Teresa F. Sparks (2)	Former Executive Vice President, Chief Financial Officer
Jennifer B. Baldock	Senior Vice President, General Counsel and Secretary
John Crysel	Group President of Surgery Partners' National Group
Dennis Dean	Senior Vice President, Corporate Controller

(1)
Mr. Adlerz served as our interim Chief Executive Officer from September 7, 2017 until January 4, 2018, at which time Wayne S. DeVeydt was appointed as our Chief Executive Officer, effective January 4, 2018. For a description of Mr. DeVeydt's employment agreement, please see "Appointment of Wayne S. DeVeydt, our new Chief Executive Officer" below. Prior to Mr. Adlerz serving as interim Chief Executive Officer, Mr. Doyle served as Chief Executive Officer. Mr. Doyle stepped down from his role as Chief Executive Officer on September 7, 2017.

(2)
Ms. Sparks served as our Executive Vice President, Chief Financial Officer, until January 25, 2018. R. David Kretschmer was appointed our interim Chief Financial Officer and Chief Strategy and Transformation Officer on February 12, 2018, and served as our interim Chief Financial Officer until April 2, 2018, at which time Thomas F. Cowhey was appointed as our Chief Financial Officer. For descriptions of the employment agreements with Messrs. Kretschmer and Cowhey, please see "Compensation Arrangements of R. David Kretschmer, Interim Chief Financial Officer and Chief Strategy and Transformation Officer" and "Compensation Arrangements of Thomas F. Cowhey, Chief Financial Officer" below.

Overview of 2017 Company Performance
The following summary of the Company's performance is intended to provide additional context for the Compensation Committee's evaluation of the Company's performance against its 2017 goals for compensation-related purposes. We ended 2017 and entered 2018 with strong momentum and continued confidence in the Company's growth potential. The Company had a dynamic growth year in 2017. On August 31, 2017, the Company completed its previously announced acquisition of NSH Holdco, Inc., a Delaware corporation ("NSH") and, in connection with such acquisition, NSH became a wholly owned subsidiary of the Company (the "NSH Acquisition"). Also on August 31, 2017, (i) the Company completed the sale and issuance of 310,000 shares of the Company's preferred stock to BCPE Seminole Holdings LP, an affiliate of Bain Capital Private Equity, which we refer to as Bain Capital, at a purchase price of $1,000.00 per share in cash (the "Preferred Private Placement"), and (ii) Bain Capital completed its purchase of 26,455,651 shares of the Company's common stock (the "Private Sale" and, together with the Preferred Private Placement and the NSH Acquisition, the "Transactions"). For further discussion of the Transactions, see the disclosures set forth in "Related Person Transactions — Preferred Private Placement and the Transactions" in this Proxy Statement.
Our NEOs were instrumental in helping us drive Company performance results in 2017, and in assessing our competitive position and shaping a plan that will best position us for continued growth in 2018 and beyond.
We present below key business highlights to assist our stockholders in understanding the compensation decisions made with respect to our NEOs that relate to 2017 performance. Key performance highlights from 2017 include:

•	Revenues increased 17.1% over 2016 to $1.3 billion

•	Same-facility revenues increased 4.7% over 2016 to $1.8 billion

•	Net loss attributable to common stockholders of $79 million inclusive of net non-cash charges of $38.7 million related to the estimated impact of the Tax Cuts and Jobs Act

•	Adjusted EBITDA decreased 8.4% over 2016 to $164.3 million

•	Normalized Adjusted EBITDA increased 2.7% over 2016 to $184.2 million

•	Diluted net loss per share of $(1.64), including a net impact of $(0.80) per share related to the aforementioned impact of the Tax Cuts and Jobs Act

•	We also completed the NSH Acquisition, which contributed $205.2 million to our total revenue during the four months of 2017 that were included in our operations
After taking into account the Company's overall performance against financial and nonfinancial goals for 2017, the Compensation Committee determined that the performance criteria for payment of bonuses pursuant to our cash plan had not been met and determined not to pay annual cash bonuses to our NEOs for 2017. In addition, all PSUs (as defined below) that were granted to our NEOs in 2017 were forfeited in connection with the Transactions, as described below. Even though our performance in 2017 was strong in certain respects, the Compensation Committee made these decisions to promote alignment between our executives and our stockholders.
Overview of Our Executive Compensation Objectives and Pay for Performance Philosophy
Our executive compensation program reflects the Company's commitment to pay for performance and to align the interests of the Company's management with those of our stockholders. In addition, our executive compensation program is designed to encourage our executives to take actions that support the Company's short-term financial goals but that also ensure the Company's ability to sustain strong shareholder value creation over the long term, irrespective of annual performance variability.
Our long-term success is based on achieving key strategic, financial and operational goals each year. To drive achievement of and align focus with these goals, our executive compensation program is designed to:

•	Attract, retain and motivate talented executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success.

•	Align the interests of our NEOs with those of our stockholders by delivering a substantial portion of each officer's compensation through incentives that drive long-term enterprise value.

•
Provide a strong link between pay and performance by weighting total direct compensation toward performance-based incentive compensation that promotes achievement of short-term performance with annual cash incentive awards and supports long-term business objectives with performance-based equity grants.

Compensation Policies and Practices.
We maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term shareholder value:

•
Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•	Capped Annual Incentive Award Opportunities. The value of our NEOs' incentive awards is determined by performance based on performance metrics that promote long-term shareholder value.

•	Performance-Based Long-Term Incentives. To align pay with performance, 50% of our long-term incentive awards for NEOs in 2017 were based on key financial performance objectives.

•
Multi-Year Vesting Periods. To enhance retention and alignment with stockholders' interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over multiple years.

•
Independent Decision Makers. Our Compensation Committee works closely with an independent compensation consultant to monitor trends and best practices in executive compensation and make appropriate adjustments to our program to promote alignment with the interests of our stockholders.

•
Competitive Compensation Program and Practices. The competitiveness of our executive compensation program is assessed by comparison to a group of peer companies that are comparable to us based on a variety of factors, including industry, revenue and market capitalization.

•
Double-Trigger Change in Control Benefits. Options and restricted stock grants are subject to "double-trigger" vesting in connection with a change in control (i.e. awards that are assumed or substituted in connection with a change in control and do not vest solely upon the change in control, but require a qualifying termination of employment following the change in control in order to become fully vested).

•	Limited Perquisites. We provide our NEOs with limited perquisites that are narrowly tailored to enhance our retention of talent over the long term.
Compensation Framework: Process
Role of the Compensation Committee in Compensation Decisions
Our Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and is responsible for reviewing and approving, or recommending that the Board approve, as applicable, all components of our executive compensation program. Our Compensation Committee reviews and recommends the compensation of our Chief Executive Officer, and our independent directors, acting as a group, approve the amounts to be awarded to him. After considering the assessment and recommendation of the Chief Executive Officer, our Compensation Committee determines and approves compensation decisions relating to our other NEOs.
Role of the Independent Compensation Consultant
For 2017, our Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook"), an independent compensation consulting firm, to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of our compensation programs as compared to our competitors for executive talent. FW Cook reports directly to our Compensation Committee and interacts with management at the Compensation Committee's direction. Our Compensation Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Compensation Committee considered the independence of FW Cook in light of current SEC rules and Nasdaq listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
Role of our Chief Executive Officer
Our Chief Executive Officer annually reviews the performance of the other NEOs, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. Our Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee's independent consultants and advisors.
Benchmarking
Our Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Compensation Committee reviews compensation information disclosed by a peer group of comparably sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer's target total direct compensation to the market information for executives with similar roles. The Compensation Committee's independent compensation consultant compiles this information for the Compensation Committee and size-adjusts the published survey data to reflect our asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.

The Compensation Committee, in consultation with FW Cook, annually reviews and selects the peer companies, which generally consist of publicly-traded healthcare companies. The peer group companies selected for purposes of analyzing and determining the 2017 compensation of our executive officers, including our NEOs, were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 times our sales and market capitalization, and (iii) competitors for executive talent. Prior to the Transactions, our initial 2017 peer group consisted of the following 11 companies (the "Pre-Transaction Peer Group"):

Adeptus Health Inc.	Envision Healthcare Corporation	The Ensign Group, Inc.
Alliance Healthcare Services, Inc.	Encompass Health (formerly HealthSouth Corporation)	Tivity Health, Inc.
Amedisys, Inc.	LHC Group, Inc.	U.S. Physical Therapy, Inc.
Diversicare Healthcare Services, Inc.	Surgical Care Affiliates, Inc.
The Compensation Committee worked with FW Cook to re-evaluate our Pre-Transaction Peer Group in light of the overall expansion of the Company for purposes of 2017 compensation decisions that occurred in connection with and following the Transactions. The peer companies were selected primarily based on similar healthcare companies with revenues between approximately 1/3 and 3 times our pro-forma sales estimate of $2 billion. Following the Transactions, our peer group consisted of the following 10 companies (the "Post-Transaction Peer Group"):

Acadia Health Company, Inc.	Civitas Solutions, Inc.	Mednax, Inc.
Amedisys, Inc.	Encompass Health (formerly HealthSouth Corporation	Quorum Health Corporation
Athenahealth, Inc.	LHC Group, Inc.	The Ensign Group, Inc.
Chemed Corporation
Elements of Named Executive Officer Compensation
The following is a discussion of the primary elements of compensation for each of our NEOs, which consisted of the following:

Element	Description	Primary Objectives
Base Salary	● Fixed cash payments paid over the fiscal year	● Attract and retain key talent ● Provide competitive compensation ● Recognize experience and performance
Short-Term Incentives	● Performance-based annual cash incentives	● Promote and reward achievement of the Company's annual financial and strategic objectives
Long-Term Incentives	● Restricted stock ● Performance restricted stock units ● Leveraged performance stock units	● Retain and motivate senior management over a multi-year vesting period ● Tie value earned to achievement of the Company's long-term goals
Retirement and Welfare Benefits	● 401(k) Plan ● Supplemental executive retirement plan ● Medical, dental, vision, life insurance and disability insurance	● Provide tax-efficient retirement savings ● Provide tax-efficient opportunity to supplement retirement savings ● Provide competitive health and welfare benefits
Perquisites	● Commuting expense reimbursements and cell phone allowance	● Provide competitive ancillary benefits
Severance Benefits	● Cash and non-cash payments and benefits upon an involuntary termination of employment	● Provide a level of protection in the event of an involuntary termination of employment
The Compensation Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or "at risk" compensation, such as short-term cash and equity incentives. However, our Compensation Committee places a significant portion of total direct compensation for the NEOs at risk. At risk compensation under the Company's cash incentive plan incentivizes our NEOs to reach or exceed desired financial operating goals.

Moreover, at risk compensation under the Company's equity incentive plans incentivizes our NEOs because the full benefit of equity-based compensation cannot be realized unless our NEOs are able to grow the value of our stock over several years.
Leadership Changes
The Company made several key changes with respect to its leadership team in 2017 and 2018 in connection with, and following, the Transactions.
Resignation of Michael T. Doyle, Former Chief Executive Officer
Effective September 7, 2017, the Company and Mr. Doyle entered into a termination and release agreement (the "Doyle Separation Agreement"), pursuant to which he received the separation benefits payable to him under his amended and restated employment agreement with the Company, dated September 17, 2015, as well as accelerated vesting of certain outstanding equity awards, each as further described below in "Potential Payments upon Termination or Change in Control." In addition, effective September 7, 2017, the Company and Mr. Doyle entered into a consulting services agreement pursuant to which Mr. Doyle provided certain consulting services to the Company and its subsidiaries for a period of six months following his resignation in exchange for an aggregate consulting fee of $275,000, payable in equal monthly installments.
Appointment and Resignation of Clifford G. Adlerz, Interim Chief Executive Officer
Clifford G. Adlerz served as our interim Chief Executive Officer from September 7, 2017 to January 4, 2018, following Mr. Doyle's resignation. In connection with his appointment as interim Chief Executive Officer, we entered into an employment agreement with Mr. Adlerz, pursuant to which he received an annual base salary of $550,000, subject to adjustment at the discretion of our Compensation Committee, and was eligible to earn an annual bonus with a target amount equal to $350,000. Mr. Adlerz was eligible to participate in the Company's employee benefit programs for which employees of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Upon his termination of employment, Mr. Adlerz was entitled to receive (i) his base salary through the date of termination, and (ii) except if terminated by the Company for "cause" (as defined in his employment agreement), a pro-rated annual bonus based on actual achievement of any applicable performance goals for the period in which Mr. Adlerz's employment ended. Mr. Adlerz resigned from his position as interim Chief Executive Officer of the Company effective January 4, 2018 and remains a member of our Board. In connection with Mr. Adlerz's resignation, we entered into a consulting services agreement with Mr. Adlerz, pursuant to which he will provide services as a senior advisor to the Company and its subsidiaries for one year following his resignation in exchange for a consulting fee of $400,000, paid in equal monthly installments, and an option to purchase 10,000 shares of common stock.
Appointment of Wayne S. DeVeydt, our new Chief Executive Officer
On January 4, 2018, Wayne S. DeVeydt was appointed to serve as our Chief Executive Officer and to serve on our Board. Mr. DeVeydt succeeded Mr. Adlerz, our former interim Chief Executive Officer. Under his employment agreement, Mr. DeVeydt receives an annual base salary of $1,250,000, which is subject to adjustment at the discretion of our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 70% of his base salary. Mr. DeVeydt is eligible to participate in the Company's employee benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Until Mr. DeVeydt secures a residence within reasonable commuting distance to the Company's headquarters, he is entitled to reimbursement of reasonable, customary and actual temporary living expenses in accordance with the Company's policies. Mr. DeVeydt was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 96,899 shares of common stock, which award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date; (2) an option to purchase 700,000 shares of common stock, fifty percent (50%) of which will vest in five equal annual installments on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date (the "time condition"), and the remaining fifty percent (50%) of which will vest based on satisfaction of the time condition and the achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market at certain performance thresholds, as further described in the award agreement; and (3) an award of leveraged performance units with a target number of units equal to 59,206 shares of common stock, which award becomes earned and vested, as applicable, as described further under "Additional one-time equity grants" below. Mr. DeVeydt is entitled to benefits upon certain terminations of employment, as described in "Potential Payments upon Termination or Change in Control" below. In determining the compensation for Mr. DeVeydt, the Compensation Committee reviewed market data provided by FW Cook from our Post-Transaction Peer Group.

Resignation of Teresa Sparks, Former Executive Vice President, Chief Financial Officer
Ms. Sparks stepped down from her position as Executive Vice President, Chief Financial Officer on January 25, 2018. In connection with her resignation, Ms. Sparks entered into a separation and consulting services agreement ("Sparks Separation and Consulting Agreement"), pursuant to which she received severance and other benefits, as well as accelerated vesting of certain outstanding equity awards, as further described below in "Potential Payments upon Termination or Change in Control." In addition, pursuant to the Sparks Separation and Consulting Agreement, Ms. Sparks is required to provide certain consulting services to the Company and its subsidiaries for a period of six (6) months following her resignation in exchange for an aggregate consulting fee of $225,000, payable in a lump sum no later than thirty (30) days following her resignation.
Compensation Arrangements of R. David Kretschmer, Interim Chief Financial Officer and Chief Strategy and Transformation Officer
On January 25, 2018, we entered into an employment agreement with David Kretschmer, our Chief Strategy and Transformation Officer and former interim Chief Financial Officer. Mr. Kretschmer, in his capacity as interim Chief Financial Officer, succeeded Teresa F. Sparks, who served as our Executive Vice President, Chief Financial Officer until January 25, 2018, and served in such capacity until April 2, 2018, when Thomas F. Cowhey assumed the role of Chief Financial Officer. Mr. Kretschmer continues to serve as Chief Strategy and Transformation Officer. Under his employment agreement, Mr. Kretschmer is entitled to receive an annual base salary of $450,000, subject to adjustment at the discretion of our Compensation Committee, and is eligible to receive an annual cash bonus based on achievement of certain performance goals with a target amount equal to 60% of his base salary. Mr. Kretschmer also received a conditional cash award equal to $270,000, retention of which is contingent upon his continuous employment with the Company for a minimum of two years. The amount of the conditional cash award is based on a portion of his bonus that was forfeited in connection with his termination of employment with his previous employer. The employment agreement entitles Mr. Kretschmer to participate in Company employee benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Mr. Kretschmer was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 34,364 shares of common stock, which award vests as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date; and (2) an award of leveraged performance units with a target number of units equal to 23,682 shares of common stock, which award becomes earned and vested, as applicable, as described further under "Additional one-time equity grants" below.
Compensation Arrangements of Thomas F. Cowhey, Chief Financial Officer
Thomas F. Cowhey was appointed to serve as our Chief Financial Officer, effective April 2, 2018. Mr. Cowhey succeeded Mr. Kretschmer, our former interim Chief Financial Officer, who continues to serve as our Chief Strategy and Transformation Officer. Under his employment agreement, Mr. Cowhey receives an annual base salary of $450,000, subject to adjustment at the discretion of the Board or our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 75% of his base salary. Mr. Cowhey is eligible to participate in the Company's employee benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof. In addition, Mr. Cowhey is entitled to payment or reimbursement of reasonable expenses incurred in connection with his relocation to a location that is a reasonable commuting distance to the Company's principal executive offices, including a tax gross-up on such relocation expenses (to the extent such expenses are taxable to him), subject to any restrictions set by the Company and to such reasonable substantiation and documentation as may be specified by the Company. Mr. Cowhey was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 14,749 shares of common stock, which award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date; (2) an award of performance stock units with a target number of units equal to 14,749 shares of common stock, which award will become earned and vested, as applicable, as described further under "Long-term incentive awards" below; and (3) an award of leveraged performance units with a target number of units equal to 29,603 shares of common stock, which award becomes earned and vested, as applicable, as described further under "Additional one-time equity grants" below. In determining the compensation for Mr. Cowhey, the Compensation Committee reviewed market data provided by FW Cook from our Post-Transaction Peer Group.

Other 2017 Compensation Decisions
Base salary
It is a part of the Company's compensation philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable companies based on each employee's experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. FW Cook provides the Compensation Committee with benchmarking data, and our NEOs are provided with a base salary within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. Our Compensation Committee reviews the base salaries of our NEOs on an annual basis, and takes into consideration the following factors when determining whether such amounts should be adjusted:

•	the executive's performance;

•	the performance of the Company;

•	the impact of the executive's performance on the individual businesses or corporate functions for which the executive is responsible;

•	the nature and importance of the executive's position and role within the Company;

•	the scope of the executive's responsibility;

•	the market data provided by the independent compensation consultant; and

•	the current compensation package in place for the executive, including the executive's current annual salary and potential bonus awards under the Company's bonus plan.
The chart below provides the base salary for each of our NEOs for fiscal 2017, and a comparison against their base salaries for fiscal 2016.

Named Executive Officer	FY 2016 Base Salary ($)	FY 2017 Base Salary ($) (1)	Percentage Increase
Clifford G. Adlerz (2)	N/A	550,000	N/A
Michael T. Doyle	450,000	550,000	22%
Teresa F. Sparks	365,978	425,000 (3)	16%
Jennifer B. Baldock	271,809	315,000 (3)	16%
John Crysel	328,373	358,125	9%
Dennis Dean	265,965	315,000 (3)	18%

(1)	2017 base salary increases for all NEOs (other than Mr. Adlerz) became effective April 1, 2017.

(2)
As described above, Mr. Adlerz became our interim Chief Executive Officer on September 7, 2017. In connection with Mr. Adlerz's commencement of employment, he received a base salary that was consistent with the base salary of our former Chief Executive Officer, Mr. Doyle.

(3)
In addition to their base salary increase, effective April 1, 2017, Ms. Sparks', Ms. Baldock's and Mr. Dean's base salary was increased to $475,000, $400,000 and $365,000, respectively, effective August 31, 2017, in connection with their increased responsibilities following the consummation of the Transactions and to align their base salaries to a position within a competitive range around the median of the benchmarking data of the Post-Transaction Peer Group.

Short-term incentive awards
The Company maintains an annual cash bonus plan (the "Cash Incentive Plan") under which our Compensation Committee determines annual bonuses for the Company's key employees, including our NEOs, based on achievement of pre-established annual financial operating and performance goals. We provide an annual cash bonus award opportunity in order to tie a significant part of the overall compensation of each of our executive officers to short-term corporate goals and objectives. The Compensation Committee believes that our executive officers, as key members of the Company's leadership team, share responsibility for Company performance and achievement of these goals and objectives.

Each of our NEOs is eligible to earn an annual cash bonus under our Cash Incentive Plan. The target bonus opportunity for each of our NEOs (other than Messrs. Adlerz and Doyle) is based on a percentage of base salary, and established based on each NEO's respective level of management responsibility. For 2017, the target bonus opportunity for each of our NEOs (other than Messrs. Adlerz and Doyle), as a percentage of base salary, were as follows: Ms. Sparks - 50%; Ms. Baldock - 40%; Mr. Crysel - 50%; and Mr. Dean - 30%. Ms. Sparks' and Ms. Baldock's target bonus opportunities were increased to 65% and 50%, respectively, effective August 31, 2017, following the consummation of the Transactions. When increasing their target bonus opportunities, the Compensation Committee took into account their increased responsibilities with respect to the Company following consummation of the Transactions, as well as the increase in Company size following the consummation of the Transactions and benchmarking data based on target bonus opportunities of companies in the Post-Transaction Peer Group.
For 2017, Mr. Doyle was eligible to earn an annual cash bonus of up to $350,000, which bonus would be prorated for any partial year of employment. However, Mr. Doyle resigned as Chief Executive Officer, effective September 7, 2017. In connection with Mr. Doyle's resignation, Mr. Doyle was entitled to receive a pro rata portion of the annual bonus he would have earned in respect of the 2017 performance period, based on actual performance as determined consistent with other executives. In addition, upon Mr. Adlerz's commencement of employment with the Company in September 2017, the Compensation Committee believed it to be appropriate to provide Mr. Adlerz with a target annual cash bonus opportunity of $350,000, which is substantially consistent with the opportunity previously afforded Mr. Doyle.
For 2017, the Compensation Committee determined that the primary financial goal for purposes of determining the annual cash bonus awards payable to our NEOs would be based on Adjusted EBITDA. Our Compensation Committee used three performance levels when setting 2017 Adjusted EBITDA targets — threshold, target, and maximum. Performance levels are set relative to the prior fiscal year's actual results and current fiscal year projections. In setting the performance levels for 2017, our Compensation Committee sought to motivate management to achieve or exceed the target level of performance, which was intended to be a stretch target. The threshold performance level is the minimum performance level required for a bonus payout under our Cash Incentive Plan, and the maximum performance level illustrates the maximum bonus that may be paid under our Cash Incentive Plan. In general, annual bonus payouts under our Cash Incentive Plan reflect the extent to which annual performance goals are met or exceeded. Performance targets are set with the intent that achievement will ultimately enhance shareholder value.
One hundred percent (100%) of the annual cash bonuses paid to our NEOs (other than Mr. Crysel) is based on achievement of Adjusted EBITDA targets established by our Compensation Committee (as described below). Mr. Crysel's annual bonus is based fifty percent (50%) on these Adjusted EBITDA targets, and fifty percent (50%) on EBITDA targets that relate solely to his business unit (as described below) ("Business Unit EBITDA").
For 2017, our Compensation Committee established the following Adjusted EBITDA performance scale and associated range of annual bonus payouts upon achievement of such goals:

	Threshold	Target	Maximum	Actual
Adjusted EBITDA (in millions)	$194.0	$202.0	$208.0	$164.3
Payout	50%	100%	150%	—%
If the target level of Adjusted EBITDA of $202.0 million was achieved, our Compensation Committee would have awarded a target bonus amount to our NEOs based on the targeted percentage of his or her base salary as referenced above. If the threshold level of Adjusted EBITDA of $194.0 million was achieved, our Compensation Committee would have awarded a threshold bonus amount to our NEOs based on 50% of the target percentage of his or her base salary as referenced above. If the maximum level of Adjusted EBITDA of $208.0 million was achieved, our Compensation Committee would have awarded a maximum bonus amount to our NEOs based on 150% of the target percentage of his or her base salary as referenced above. For 2017, our Compensation Committee determined that the actual Adjusted EBITDA performance level of $164.3 million was below the threshold performance requirement. Therefore, no annual bonuses were paid to Mr. Adlerz, Mr. Doyle, Ms. Sparks, Ms. Baldock and Mr. Dean for 2017 and Mr. Crysel did not receive the portion of his cash incentive award that related to the 2017 Adjusted EBITDA targets described above.
For Mr. Crysel, our Compensation Committee established a Business Unit EBITDA target of $71.5 million for 2017. If the target level of Business Unit EBITDA was achieved, Mr. Crysel would be entitled to one hundred percent (100%) of the portion of his annual bonus attributable to the achievement of Business Unit EBITDA. If at least ninety-six percent (96%) of the target Business Unit EBITDA was achieved, Mr. Crysel would be entitled to fifty percent (50%) of the portion of his annual bonus attributable to the achievement of Business Unit EBITDA. Our Compensation Committee determined that the actual Business Unit EBITDA performance for 2017 was $65.9 million, or 92% of the target level, therefore Mr. Crysel did not receive the portion of his cash incentive award that related to the 2017 Business Unit EBITDA target.
Long-term incentive awards
Our long-term equity incentive program is designed to reward our NEOs for Company performance, drive sustainable, long-term growth for our Company and our stockholders, and reinforce retention. Each of our NEOs (other than Mr. Adlerz) received equity grants in 2017 under the Surgery Partners, Inc. 2015 Omnibus Incentive Plan (the "Omnibus Plan").
For our annual grants in March 2017, the Compensation Committee determined that 50% of the grant date value to be delivered under the Company's long-term equity incentive program would consist of time-based restricted stock and the remaining 50% would consist of performance stock units ("PSUs").
Time-based restricted stock awards vest as to 33.3% on each of the first, second and third anniversaries of the date of grant, generally subject to the executive's continued employment. We believe that grants of time-based restricted stock foster employee share ownership, align the interests of our NEOs with those of our stockholders, and enhance retention by vesting and generally requiring continued employment over a period of years.
PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock based on achievement of certain Company performance objectives over a one-year period. Our NEOs are able to earn between 50% and 150% of the target number of PSUs in the form of common stock; no common stock is earned, and all target PSUs are forfeited, if performance is below the threshold level. Following completion of the performance period, any common stock that has been earned is then subject to an additional two-year vesting schedule (vesting as to 50% of the earned common stock on each of the first and second anniversaries of the performance period end date, generally subject to the executive's continued employment through each such date), thereby creating a three-year incentive and alignment period.
The long-term incentive award opportunity for each of our NEOs (other than Mr. Adlerz) for 2017 is shown in the table below:

Named Executive Officer	Target LTI Value ($)	Time-based restricted stock (50% of annual long-term incentive grant)		PSUs (at Target) (50% of annual long-term incentive grant)
		$ value	# shares of Company stock	$ value	# units of Company stock
Michael T. Doyle	1,500,000	750,000	38,461	750,000	38,461
Teresa F. Sparks	500,000	250,000	12,820	250,000	12,820
Jennifer B. Baldock	300,000	150,000	7,692	150,000	7,692
John Crysel	300,000	150,000	7,692	150,000	7,692
Dennis Dean	300,000	150,000	7,692	150,000	7,692
For 2017, the Compensation Committee selected Adjusted Earnings Per Share ("Adjusted EPS") as the Company performance objective to which PSU awards would be subject. With assistance from FW Cook, the Compensation Committee determined the following Adjusted EPS performance scale, along with the range of equity incentive award payouts (in dollars) based on achievement of the performance goals:

	Threshold	Target	Maximum
Adjusted EPS	$0.710	$0.743	$0.790
Payout	50%	100%	150%
Pursuant to the terms of the PSUs, if a change in control occurs during the performance period, the Compensation Committee must determine the extent to which the performance criteria applicable to the PSU (as adjusted to reflect a performance period ending on the change in control date) has been satisfied, and the number of PSUs that are earned based on such performance criteria as of the change in control. For a discussion of the definition of "change in control" see "Potential Payments Upon Termination or Change in Control" below.
The Compensation Committee determined that the Transactions constituted a "change in control" for purposes of the outstanding restricted stock awards and PSUs. The restricted stock awards granted in 2016 and 2017 and the earned PSUs granted in 2016 were assumed in connection with the Transaction and, therefore, did not become automatically accelerated in connection with the Transactions. In accordance with the terms of the PSUs granted in 2017, the performance period was deemed to end as of the consummation of the Transactions, or August 31, 2017. The Compensation Committee then determined that Adjusted EPS in respect of the adjusted performance period was $0.060, which fell below the threshold performance set forth in the 2017 PSUs; accordingly, all PSUs granted in March 2017 were forfeited in connection with the Transactions.
Additional one-time equity grants
In 2017, the Compensation Committee worked with FW Cook to develop a special, one-time equity incentive award that aligns our executive officers with long-term shareholder value creation. Based on guidance and recommendations from FW Cook, the Compensation Committee decided to provide for one-time grants of additional equity awards in the form of Leveraged Performance Units ("LPUs"). LPUs are intended to further align our pay-for-performance principles and put appropriate focus on long-term alignment and pay relative both to market peers and shareholder return. LPUs are also intended to serve as an incentive and retention tool for our executive officers, including our NEOs in light of the changes at the Company in connection with the Transactions and the performance of the Company leading up to and immediately following the transactions not being reflective of the Compensation Committee's expectations at the beginning of 2017. Though the review of our long-term incentive practices and discussion around potential plan design recommendations took place prior to the consummation of the Transactions, the Compensation Committee considered it appropriate to grant LPUs to our executive officers only after the consummation of the Transactions.
LPUs are eligible to become earned based on the compound annual growth rate ("CAGR") of the Company's total stockholder return ("TSR"), considered both alone and relative to that of the companies that make up the S&P Composite 1500 Health Care Companies, over a three-year performance period. The number of shares of common stock issuable under such award will be determined based on the level at which the goals are achieved and can range from 25% of the target LPUs (if the CAGR of the Company's TSR is at or above 10%) to a maximum of either (1) 250% of the target LPUs, subject to a maximum value equal to six times the grant date fair value of the award (if the CAGR of the Company's TSR is at or above 22%, but such Company performance is below the median TSR of the Index) or (2) 500% of the target LPUs, subject to a maximum value equal to twelve times the grant date fair value of the award (if the CAGR of the Company's TSR is at or above 22%, and such Company performance is at or above the median TSR of the Index). Set forth below is a summary of the performance metrics to which the LPUs are subject:

Compound Annual Growth Rate of the Company's TSR	Scenario 1 Applicable Percentage of Target Award Earned if Company TSR is at or above Median TSR of the Index	Scenario 2 Applicable Percentage of Target Award Earned if Company TSR is below Median TSR of Index
10%	25%	25%
15%	100%	100%
22%	500%	250%
TSR performance goals for the LPUs are approved by the Compensation Committee and take into account historical performance of the S&P Composite 1500 Health Care Index, current performance expectations of the Company, and the challenging macroeconomic environment in which we operate.
The beginning and ending share price for TSR calculations is based on the trailing sixty (60) trading-day average closing price of our common stock and stock of companies comprising the Index, including each of the first and last date of the performance period. LPUs that become earned LPUs, if any, following completion of the performance period vest as to one-third on each of the performance period end date and the first two anniversaries of the performance period end date, generally subject to continued employment on each vesting date.
Each of our NEOs (other than Messrs. Adlerz and Doyle) was granted LPUs in September 2017 with the following number of target LPUs subject to each such award: Ms. Sparks - 29,603 LPUs; Ms. Baldock - 22,722 LPUs; Mr. Crysel - 17,761 LPUs; and Mr. Dean - 17,761 LPUs.

Employee benefits and perquisites
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and disability insurance. Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.
In addition, the Company maintains a 401(k) plan in which eligible employees are permitted to participate. The Company's 401(k) plan is a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code, and under which the Company may make discretionary matching contributions.
We also maintain the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP"), a nonqualified deferred compensation plan, for certain former management of Symbion, Inc., including Ms. Sparks, Mr. Crysel, Ms. Baldock and Mr. Dean. Under the SERP, participants may elect to defer up to 25% of annual base salary and up to 50% of bonus each year. Eligible employees who elect to defer are also entitled to an annual Company contribution under the SERP equal to 2% of base salary.
Severance arrangements
The Company provides severance protection to each of our NEOs pursuant to employment agreements in the event that his or her employment is terminated by the Company without cause or he or she resigns for good reason. For a description of the severance protections provided to our NEOs please see "Potential Payments upon Termination or Change in Control" below.
Use of Non-GAAP Financial Metrics in our Executive Compensation Program
We believe that presenting certain non-GAAP measures can be helpful to investors who may wish to use some or all of this information to analyze the Company's performance, prospects, and valuation. The items excluded from these non-GAAP metrics are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. We believe that the non-GAAP measures discussed below are appropriate for evaluating the performance of the Company for compensation-related purposes.
Adjusted EBITDA
When we use the term "Adjusted EBITDA," we are referring to EBITDA (income before income taxes, net income attributable to non-controlling interests, interest expense, net and depreciation and amortization), adjusted for non-cash stock compensation expense, contingent acquisition compensation expense, merger transaction, integration and practice acquisition costs, gain on litigation settlement, gain on acquisition escrow release, loss on disposal or impairment of long-lived assets, net, gain on amendment to tax receivable agreement, tax receivable agreement benefit and loss on debt refinancing. We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess operating performance, make business decisions and allocate resources.
A reconciliation of Adjusted EBITDA to income before income taxes, the most directly comparable GAAP financial measure can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations — Certain non-GAAP Metrics" in the Company's Annual Report on Form 10-K dated March 16, 2018.
Adjusted EPS
When we use the term "Adjusted EPS," we are referring to EPS calculated using adjusted net income attributable to common stockholders, which is net income attributable to common stockholders, adjusted for non-cash stock compensation expense, contingent acquisition compensation expense, merger transaction, integration and practice acquisition costs, gain on litigation settlement, gain on acquisition escrow release, loss on disposal or impairment of long-lived assets, net, gain on amendment to tax receivable agreement, tax receivable agreement benefit and loss on debt refinancing. From time to time, the Company incurs certain non-recurring gains or losses that are normally nonoperational in nature and that we do not consider relevant in assessing ongoing operating performance. Management and Board of Directors typically exclude these gains or losses when evaluating the Company's operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, we believe that certain investors and equity analysts exclude these or similar items when evaluating the Company's current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, we use adjusted net income per share attributable to common stockholders as a supplement to our comparable GAAP measure of net income per share attributable to common stockholders.

Risk Management and Compensation
Our Compensation Committee believes that the Company's compensation policies and practices are an integral part of the Board's risk management. Our Compensation Committee considers various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	Appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;

•	Effective balance in:

◦	Cash and equity pay mix, including the use of restricted stock, PSUs, and LPUs, used to focus employees on mitigating downside risk while generating long-term gains;

◦	Short- and longer-term performance focus; and,

◦	Management and Board discretion to manage pay as it deems appropriate in light of Company and industry developments; and,

•
Compensation Committee oversight of our compensation policies and practices to determine whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk.

Our Compensation Committee believes that the Company's executive compensation program does not encourage inappropriate risk-taking and the level of risk associated with the Company's compensation programs is not reasonably likely to have a material adverse effect on the Company.
Say-on-Pay Feedback from Stockholders
In 2017, we held an advisory vote on the frequency with which our executive compensation program would be submitted to our stockholders for an advisory vote. Our stockholders recommended that this vote occur every year. In addition, each year, the Compensation Committee considers the results of the prior year's advisory vote as it reviews and determines the compensation packages of our NEOs. In 2017, we received strong support for our executive compensation program, as over 99% of total votes cast on the advisory vote on executive compensation voted to approve the proposal.
Tax and Accounting Considerations
The Company considers the tax and accounting aspects of the elements of compensation utilized by the Company in determining the most effective method to use to deliver executive compensation. Because our common stock first became publicly traded in 2015, executive compensation paid during 2015, 2016 and 2017 was generally not subject to the restrictions under Section 162(m) of the Internal Revenue Code and the regulations thereunder (collectively, "Section 162(m)"), which, during such time, limited the deductibility of compensation paid to a chief executive officer and certain other NEOs to $1 million, unless the compensation qualified as "performance-based compensation" under Section 162(m). Federal tax legislation enacted in December 2017 has expanded somewhat the number of individuals covered by Section 162(m) and has eliminated the exception for performance-based compensation effective for our 2018 tax year. The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of the Company's compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility or otherwise modify compensation that was initially intended to be exempt from Section 162(m), in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee:
Brent Turner, Chairman
Adam Feinstein
Devin O'Reilly
Christopher Gordon

Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Clifford G. Adlerz Former Interim Chief Executive Officer (1)	2017	152,308	—	—	—	—	152,308
Michael T. Doyle Former Chief Executive Officer (2)	2017	457,487	—	1,500,000	—	1,209,424	3,166,911
	2016	450,000	—	1,500,000	—	44,250	1,994,250
	2015	442,308	—	—	350,000	33,310	825,618
Teresa F. Sparks Former Executive Vice President and Chief Financial Officer	2017	422,955	225,000 (4)	697,842	—	13,801	1,359,598
	2016	365,978	—	700,000	—	109,474	1,175,452
	2015	335,000	100,000 (5)	—	167,500	8,672	611,172
Jennifer B. Baldock Senior Vice President, General Counsel and Secretary (3)	2017	327,715	200,000 (4)	438,488	—	11,800	978,003
	2016	271,809	—	350,000	—	18,277	640,086
John Crysel Group President of Surgery Partners' National Group	2017	319,784	—	418,701	—	12,962	751,447
	2016	328,373	—	350,000	83,281	107,928	869,582
	2015	325,000	—	—	162,500	8,445	495,945
Dennis Dean Senior Vice President, Corporate Controller (3)	2017	316,946	247,500 (4)	418,701	—	11,801	994,948
	2016	265,965	—	350,000	—	24,534	640,499

(1)	Mr. Adlerz was appointed as our interim Chief Executive Officer on September 7, 2017.

(2)	Mr. Doyle served as our Chief Executive Officer until September 7, 2017.

(3)	Neither Ms. Baldock nor Mr. Dean was a named executive officer in 2015. Therefore, in accordance with SEC rules, their compensation is disclosed only for the years ended December 31, 2017 and 2016.

(4)	Reflects a transaction bonus paid to Ms. Sparks, Ms. Baldock and Mr. Dean in connection with the Transactions on August 31, 2017.

(5)	Reflects a transaction bonus paid to Ms. Sparks in connection with our initial public offering.

(6)
Reflects the dollar amounts of the aggregate grant date fair value of restricted stock, PSUs and LPUs granted to our NEOs, as determined in accordance with ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of our common stock on the grant date. The aggregate grant date fair value of the PSUs and LPUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The PSU awards were valued based on a grant date fair value of $19.50 per share (for awards granted in 2017) and $16.83 per share (for awards granted in 2016). The LPU awards were valued based on a Monte Carlo grant date fair value of $6.60 per share. The aggregate grant date fair value of PSUs granted in 2017, assuming the maximum level of performance is achieved, was: Mr. Doyle, $1.1 million; Ms. Sparks, $375,000; Ms. Baldock, $225,000; Mr. Crysel, $225,000; and Mr. Dean, $225,000; and the aggregate grant date fair value of PSUs granted in 2016, assuming the maximum level of performance is achieved, was: Mr. Doyle, $750,000;

Ms. Sparks, $250,000; Ms. Baldock, $150,000; Mr. Crysel, $150,000; and Mr. Dean, $150,000. For LPUs granted in 2017, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, was: Ms. Sparks, $1.2 million; Ms. Baldock, $831,000; Mr. Crysel, $712,000; and Mr. Dean, $712,000. As discussed above, neither Mr. Adlerz nor Mr. Doyle was granted LPUs in 2017, and Mr. Adlerz was not granted PSUs in 2017. The underlying valuation assumptions for PSUs and LPUs are further disclosed in footnotes to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2017 (for PSUs and LPUs) and 2016 (for PSUs).

(7)
Reflect the dollar amounts of cash bonuses earned by our NEOs for 2015 under our annual cash incentive plan. No bonuses were paid pursuant to our annual cash incentive plan for 2017 or 2016, other than to Mr. Crysel, who received a bonus in connection with achievement of certain operational targets specific to his business unit in 2016. Please refer to the section titled "Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive awards" above for additional details regarding our 2017 bonus program.

(8)	Reflects the items set forth in the table below, as applicable to each NEO:

Name	Year	Company 401(k) match contributions ($)(a)	Company contributions under the SERP ($)(b)	Equity award related payments ($)(c)	Company reimbursements for housing expenses ($)(d)	Other	Total ($)
Clifford G. Adlerz	2017	—	—	—	—	—	—
Michael T. Doyle	2017	5,400	—	—	28,631	1,175,393(e)	1,209,424
	2016	5,300	—	—	38,950	—	44,250
	2015	5,300	—	—	28,010	—	33,310
Teresa F. Sparks	2017	5,400	7,501	—	—	900(f)	13,801
	2016	3,975	6,700	97,899	—	900(f)	109,474
	2015	1,072	6,700	—	—	900(f)	8,672
Jennifer B. Baldock	2017	5,400	5,500	—	—	900(f)	11,800
	2016	3,975	4,800	8,602	—	900(f)	18,277
John Crysel	2017	5,400	6,662	—	—	900(f)	12,962
	2016	3,975	8,128	94,925	—	900(f)	107,928
	2015	1,045	6,500	—	—	900(f)	8,445
Dennis Dean	2017	5,400	5,501	—	—	900(f)	11,801
	2016	—	4,700	18,934	—	900(f)	24,534

(a)	Reflects Company matching contributions to the Company's 401(k) Plan which is a broad-based tax-qualified defined contribution plan.

(b)	Reflects Company contributions to the Symbion, Inc. Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan, on behalf of Ms. Sparks, Ms. Baldock, Mr. Crysel and Mr. Dean.

(c)
Reflects the remaining dollar amounts received by Ms. Sparks, Ms. Baldock, Mr. Crysel and Mr. Dean in connection with the cancellation of their Symbion stock options in connection with the Company's acquisition of Symbion in 2014.

(d)	Reflects our reimbursements of business travel related housing costs for Mr. Doyle.

(e)
Reflects (1) the amount of severance received in 2017 by Mr. Doyle in connection with his resignation on September 7, 2017, including (a) base salary continuation ($127,000), (b) Company-paid continued health and welfare benefits ($4,346), (2) the dollar value of the restricted stock awards ($715,684) and PSUs ($221,696) that became immediately vested in connection with his termination of employment, and (3) the amount he received in connection with the services provided pursuant to his consulting services agreement ($91,667), and (4) $15,000.

(f)	Reflects cell phone reimbursement for the applicable year.

2017 Grants of plan based awards
The following table sets forth information regarding grants of non-equity and equity-based awards granted to each of our NEOs during the year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock	Grant Date fair value of stock awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Clifford G. Adlerz	Annual Incentive		54,931	109,861	164,792
Michael T. Doyle	Annual Incentive		120,069	240,139	360,208
	Restricted Stock (2)	3/31/2017							38,471	750,000 (5)
	PSUs (3)	3/31/2017				19,230	38,461	57,691		750,000 (6)
Teresa F. Sparks	Annual Incentive		122,292	244,583	366,875
	Restricted Stock (2)	3/31/2017							12,820	250,000 (5)
	PSUs (3)	3/31/2017				6,410	12,820	19,230		250,000 (6)
	LPUs (4)	9/12/2017				7,492	29,970	149,850		197,842 (7)
Jennifer B. Baldock	Annual Incentive		75,333	150,667	226,000
	Restricted Stock (2)	3/31/2017							7,692	150,000 (5)
	PSUs (3)	3/31/2017				3,846	7,692	11,538		150,000 (6)
	LPUs (4)	9/12/2017				5,245	20,983	104,915		138,488 (7)
John Crysel	Annual Incentive		89,531	179,063	223,828
	Restricted Stock (2)	3/31/2017							7,692	150,000 (5)
	PSUs (3)	3/31/2017				3,846	7,692	11,538		150,000 (6)
	LPUs (4)	9/12/2017				4,496	17,985	89,925		118,701 (7)
Dennis Dean	Annual Incentive		49,750	99,500	149,250
	Restricted Stock (2)	3/31/2017							7,692	150,000 (5)
	PSUs (3)	3/31/2017				3,846	7,692	11,538		150,000 (6)
	LPUs (4)	9/12/2017				4,496	17,985	89,925		118,701 (7)

(1)
Reflects annual cash bonus opportunities granted under our Cash Incentive Plan. As described in "—Short-term incentive awards" above, each NEO (other than Messrs. Adlerz and Mr. Doyle) was eligible to receive a target annual bonus that is equal to a percentage of his or her annual base salary. Mr. Adlerz was eligible to receive a target annual bonus of $350,000, prorated for his first year of employment, which commenced on September 7, 2017. Mr. Doyle was eligible to receive an annual bonus of up to $350,000. Under our Cash Incentive Plan, if our actual 2017 Adjusted EBITDA had been achieved at threshold level, 50% (25% for Mr. Crysel) of the annual bonus would have been earned, if our actual 2017 Adjusted EBITDA had been achieved at target level, 100% (50% for Mr. Crysel) of the annual bonus would have been earned, and if our actual 2017 Adjusted EBITDA had been achieved at maximum level, 150% (75% for Mr. Crysel) of the annual bonus would have been earned. Fifty percent (50%) of Mr. Crysel's annual cash bonus opportunity is based on additional operational targets specific to his business unit. See "—Short-term incentive awards" for additional information. No amount was paid to our NEOs under our Cash Incentive Plan for 2017 because the threshold 2017 Adjusted EBITDA target was not achieved. Further, no amount was paid to Mr. Crysel for the portion of his annual cash bonus opportunity related to operational targets specific to his business unit as the targets were not achieved.

(2)	Reflects grants of restricted stock awards to our NEOs under our equity incentive plan, as described in "—Long-term incentive awards" above.

(3)
Reflects the number of threshold, target and maximum future payouts under the PSUs grant to our NEOs under our equity incentive plan, as described in "—Long-term incentive awards" above. PSUs are eligible to become earned PSUs based on achievement of specified Adjusted EPS performance targets over a one-year performance period. Amounts in the threshold column (50%) of the target award) reflect the number of PSUs that would be earned if threshold performance were achieved (a 2017 Adjusted EPS of $0.710); amounts in the target column (100%) of the target award) reflect the number of PSUs that would be earned if target performance were achieved (a 2017 Adjusted EPS of $0.743); and amounts in the maximum column (150%) of the target award) reflect the number of PSUs that would be earned if maximum performance were achieved (a 2017 Adjusted EPS of $0.790). The number of PSUs that become earned PSUs, if any, are then subject to an additional two-year vesting schedule (vesting as to 50% of the earned award on each of the first and second anniversaries of the performance period end date, generally subject to continued employment through each such date). As discussed in "—Long-term incentive awards" above, pursuant to the terms of the PSUs, if a change in control occurs during the performance period, the Compensation Committee must determine the extent to which the performance criteria have been achieved as of the date of the change in control. In connection with the Transactions, which the Compensation Committee determined to be a change in control under the applicable PSU award agreements, the Compensation Committee determined that the Adjusted EPS as of August 31, 2017, fell below the threshold performance level. As a result, all PSUs granted to our NEOs were forfeited for no consideration in connection with the Transactions.

(4)
Reflects the number of threshold, target and maximum future payouts under the LPUs granted to our NEOs under our equity incentive plan, as described in "—Long-term incentive awards" above. LPUs are eligible to become earned LPUs based on the CAGR of the Company's TSR considered both along and relative to the TSR of the Index over a three-year performance period. Amounts in the threshold column (25% of the target award) reflect the number of LPUs that would be earned if threshold performance were achieved (a CAGR of the Company's TSR at or above 10%); amounts in the target column (100% of the target award) reflect the number of LPUs that would be earned if target performance were achieved (a CAGR of the Company's TSR at or above 15%); and amounts in the maximum column (500% of the target award) reflect the number of LPUs that would be earned if maximum performance were achieved (both a CAGR of the Company's TSR at or above 22% and such amount is at or above the median TSR of the Index). The number of LPUs that become earned LPUs, if any, are then subject to an additional vesting schedule (vesting as to 1/3 of the earned award on the performance period end date, and vesting as to the remainder of the earned award in equal installments on each of the first and second anniversaries of the performance period end date, generally subject to continued employment through each such date).

(5)
Reflects the dollar amounts of the aggregate grant date fair value of time-based restricted stock awards granted to our NEOs in 2017, as determined in accordance with ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of a share of the Company's common stock on the date of grant.

(6)
Reflects the dollar amounts of the aggregate grant date fair value of PSUs granted to our NEOs in 2017, as determined in accordance with ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the PSUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued using the closing price of a share of the Company's common stock on the date of grant.

(7)
Reflects the dollar amounts of the aggregate grant date fair value of LPUs granted to our NEOs in 2017, as determined in accordance with ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the LPUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued based on a Monte Carlo grant date fair value of $6.60 per share.

Narrative disclosure to summary compensation table and grants of plan-based awards table
We have entered into employment agreements with each of our NEOs.
Clifford G. Adlerz. Mr. Adlerz served as our interim Chief Executive Officer from September 7, 2017 until January 4, 2018. Pursuant to Mr. Adlerz's employment agreement, Mr. Adlerz received an annual base salary of $550,000, which was subject to increase by the Compensation Committee. Mr. Adlerz was also eligible to earn an annual cash bonus with a target amount equal to $350,000, and was eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Adlerz was entitled to receive in connection with his resignation from employment, see "Potential Payments upon Termination or Change in Control" below.
Michael T. Doyle. Mr. Doyle served as our Chief Executive Officer until September 7, 2017. Pursuant to Mr. Doyle's amended and restated employment agreement, Mr. Doyle received an annual base salary of $550,000 for 2017, which was subject to increase by the Board or the Compensation Committee. Mr. Doyle was also eligible to earn an annual cash bonus of up to $350,000 based on the achievement of certain performance goals, and was eligible to participate in our employee benefit plans, as may be in effect from time to time. In connection with Mr. Doyle's resignation from employment, Mr. Doyle entered into the Doyle Separation Agreement, as described under "Potential Payments upon Termination or Change of Control" below.
Teresa F. Sparks. Pursuant to Ms. Sparks' amended and restated employment agreement, Ms. Sparks received an annual base salary of $475,000, which was subject to increase by the Board or the Compensation Committee. Ms. Sparks was also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 50% of her base salary in effect from the first day of the 2017 fiscal year and ending August 30, 2017, and a target of 65% of her base salary in effect beginning August 31, 2017 and ending on the last day of 2017, and was eligible to participate in our employee benefit plans, as may be in effect from time to time. As discussed above, Ms. Sparks resigned as Chief Financial Officer on January 25, 2018. A summary of the severance benefits to which Ms. Sparks is entitled is set forth under "Potential Payments upon Termination or Change in Control" below.
Jennifer B. Baldock. Pursuant to Ms. Baldock's amended and restated employment agreement, Ms. Baldock receives an annual base salary of $400,000, which is subject to increase by the Board or the Compensation Committee. Ms. Baldock is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 40% of her base salary in effect from the first day of the 2017 fiscal year and ending August 30, 2017, and a target of 50% of her base salary in effect beginning August 31, 2017 and ending on the last day of 2017. Ms. Baldock is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Ms. Baldock may be entitled to in connection with a termination of employment, see "Potential Payments upon Termination or Change in Control" below.
John Crysel. Pursuant to Mr. Crysel's amended and restated employment agreement, Mr. Crysel receives an annual base salary of $341,453, which is subject to increase by the Board or the Compensation Committee. Mr. Crysel is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 50% of his base salary, and is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Crysel may be entitled to in connection with a termination of employment, see "Potential Payments upon Termination or Change in Control" below.
Dennis Dean. Pursuant to Mr. Dean's amended and restated employment agreement, Mr. Dean receives an annual base salary of $365,000, which is subject to increase by the Board or the Compensation Committee. Mr. Dean is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 30% of his base salary, and is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Dean may be entitled to in connection with a termination of employment, see "Potential Payments upon Termination or Change in Control" below.
In addition, each of our NEOs (other than Mr. Adlerz) received equity grants under the Omnibus Incentive Plan, as described in "—Long-term incentive awards" and "—Additional one-time equity grants" above.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2017.

Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(7)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not yet vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($)(7)
Clifford G. Adlerz (1)	—	—	—	—
Michael T. Doyle (2)	—	—	—	—
Teresa F. Sparks	12,820 (3)	155,122	7,494 (6)	90,677
	20,078 (4)	242,944
	3,714 (5)	44,939
Jennifer B. Baldock	7,692 (3)	93,073	5,245 (6)	63,465
	8,925 (4)	107,993
	2,228 (5)	26,959
John Crysel	7,692 (3)	93,073	4,496 (6)	54,402
	8,925 (4)	107,993
	2,228 (5)	26,959
Dennis Dean	7,692 (3)	93,073	4,496 (6)	54,402
	8,925 (4)	107,993
	2,228 (5)	26,959

(1)	Mr. Adlerz did not receive equity awards in 2017.

(2)
Mr. Doyle's equity awards, to the extent outstanding as September 7, 2017, the date of his resignation as Chief Executive Officer, became automatically vested and settled at that time; accordingly, Mr. Doyle did not hold equity awards as of December 31, 2017.

(3)
Represents restricted stock granted on March 31, 2017, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(4)
Represents restricted stock granted on March 17, 2016, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(5)
Represents PSUs granted on August 2, 2016, that became earned PSUs based on achievement of a pre-determined performance target and, following the date on which the PSUs became earned, vest as to 50% of the earned PSUs on the first and second anniversaries of the performance period end date.

(6)
Represents LPUs granted on September 12, 2017, and assumes achievement of performance at threshold levels. LPUs are eligible to become earned LPUs based on the CAGR of the Company's TSR considered both alone and relative to the TSR of the Index over a three-year performance period. Amounts in the threshold column (25% of the target award) reflect the number of LPUs that would be earned in threshold performance were achieved (a CAGR of the Company's TSR at or above 10%); amounts in the target column (100% of the target award) reflect the number of LPUs that would be earned if target performance were achieved (a CAGR of the Company's TSR at or above 15%); and amounts in the maximum column (500% of the target award) reflect the number of LPUs that would be earned if maximum performance were achieved (both a CAGR of the Company's TSR at or above 22% and such amount is at or above the median TSR of the Index). LPUs become earned based on achievement of pre-determined performance targets and, following the date on which such LPUs become earned, vest as to one-third of the award on each of the performance period end date and the first and second anniversaries of the performance period end date, generally subject to continued employment through each vesting date.

(7)	Based on the closing price of a share of our common stock on December 29, 2017 ($12.10), the last business day of 2017.

2017 Stock Vested
The following table sets forth information regarding stock awards held by our NEOs that became vested during the year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clifford G. Adlerz	—	—
Michael T. Doyle	16,733 (1)	332,987
	33,467 (2)	332,997
	38,461 (3)	382,687
	22,281 (4)	221,696
Teresa F. Sparks	10,038 (1)	199,756
	3,713 (5)	44,927
Jennifer B. Baldock	4,461 (1)	88,774
	2,228 (5)	26,959
John Crysel	4,461 (1)	88,774
	2,228 (5)	26,959
Dennis Dean	4,461 (1)	88,774
	2,228 (5)	26,959

(1)	Represents restricted stock granted on March 17, 2016, of which one-third of the award vested on March 17, 2017. The closing price per share of our common stock on March 17, 2017 was $19.90.

(2)
Represents restricted stock granted on March 17, 2016, that became fully vested on September 7, 2017, in connection with Mr. Doyle's resignation as Chief Executive Officer. The closing price per share of our common stock on September 7, 2017 was $9.95.

(3)
Represents restricted stock granted on March 31, 2017, that became fully vested on September 7, 2017, in connection with Mr. Doyle's resignation as Chief Executive Officer. The closing price per share of our common stock on September 7, 2017 was $9.95.

(4)
Represents PSUs granted on August 2, 2016, that became earned as of December 31, 2016, and that became fully vested on September 7, 2017, in connection with Mr. Doyle's resignation as Chief Executive Officer. The closing price per share of our common stock on September 7, 2017 was $9.95.

(5)
Represents PSUs granted on August 2, 2016, that became earned as of December 31, 2016, and vested as to 50% of the earned PSUs on December 31, 2017. The closing price per share of our common stock on December 29, 2017, the last business day of 2017, was $12.10.

Nonqualified Deferred Compensation
The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation arrangements as of December 31, 2017.

Name	Executive contributions in last fiscal year ($)(1)	Company contributions in last fiscal year ($)(2)	Aggregate earnings in last fiscal year ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
Clifford G. Adlerz	—	—	—	—	—
Michael T. Doyle	—	—	—	—	—
Teresa F. Sparks	25,323	7,501	43,978	—	414,203
Jennifer B. Baldock	6,536	5,500	13,313	—	76,632
John Crysel	47,108	6,662	35,249	—	89,019
Dennis Dean	23,703	5,501	46,880	—	76,084

(1)	Reflects contributions by each of our NEOs (other than Messrs. Adlerz and Doyle) to the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP") during 2017.

(2)	Reflects Company contributions to the SERP on behalf of each of our NEOs (other than Messrs. Adlerz and Doyle) during 2017.

(3)	Reflects aggregate earnings accrued on the accounts of each named executive officer (other than Messrs. Adlerz and Doyle) during 2017.
Mmes. Sparks and Baldock and Messrs. Crysel and Dean participate in the SERP, a nonqualified deferred compensation plan sponsored by Symbion. which is an unfunded plan available to executives and certain key employees and directors of Symbion, an indirect subsidiary of the Company. Under the SERP, participants are permitted to defer up to 25% of their annual base salary and up to 50% of their bonus each year. Symbion makes contributions for each participant who contributed at least 2% of base salary earned during such plan year and who was employed as of the last day of the plan year; the amount of Symbion's contribution is at least 2% of base salary deferred. Participants are generally 100% vested in Symbion contributions; provided, however, if the participant's employment is terminated for reasons other than due to death or "disability" or following "normal retirement date" or a "change in control" (each as defined therein), the participant will forfeit the Symbion contributions (without regard to earnings or losses thereon) that were made less than one year prior to the participant's termination of employment. Participants may select among a broad range of investment alternatives under the SERP, and participants' accounts are credited with a rate of return based on the performance of the selected investments. Symbion does not provide above-market or preferential earnings on deferred compensation. A participant's account may be paid in a single lump sum or in annual installments of a period no more than 10 years (at the participant's election). Symbion has established a rabbi trust to assist in meeting a portion of its obligations under the SERP.
Potential Payments upon Termination or Change in Control
Each of our NEOs is entitled to receive certain benefits upon a qualifying termination of employment and/or upon certain change in control transactions accompanied by a qualifying termination of employment within a certain period of time following such transaction, as described below.
Michael T. Doyle Separation Agreement
As discussed above, Mr. Doyle resigned as Chief Executive Officer on September 7, 2017. Pursuant to the Doyle Separation Agreement, Mr. Doyle is entitled to the separation benefits payable under his amended and restated employment agreement with the Company, which consisted of the following: (i) accrued but unpaid base salary, (ii) cash severance in the amount of $550,000, to be paid over a period of twelve (12) months in accordance with the Company's normal payroll practices, (iii) a pro rata portion of the annual bonus Mr. Doyle would have earned in respect of the 2017 performance period (based on actual performance as determined consistent with other senior executives), (iv) the full amount of his COBRA premiums for continued coverage under the Company's group health plans for a period of twelve (12) months (or in lieu of payment of such amounts, reimbursement therefor) and (v) $15,000. Such payments were subject to Mr. Doyle's execution and non-revocation of a general waiver and release of claims and his continued compliance with certain restrictive covenants, further described below.

In addition, consistent with the award agreements pursuant to which Mr. Doyle's outstanding equity awards were granted (the terms of which are described below), all unvested restricted stock awards and all unvested but earned PSUs became automatically and fully vested in connection with Mr. Doyle's termination of employment.
Clifford G. Adlerz Employment Agreement
Mr. Adlerz served as our interim Chief Executive Officer from September 7, 2017 through January 4, 2018. Pursuant to Mr. Adlerz's employment agreement, if his employment was terminated for any reason other than for "cause," he was entitled to receive a pro-rated portion of his annual bonus (based on actual performance).
Employment Agreement-Related Severance Benefits for our Other NEOs
As described above, we have entered into employment agreements with each of our NEOs. Each NEO's employment agreement (other than the employment agreement with Mr. Adlerz) provides for severance upon a termination of employment by us without cause or by the executive for good reason, in each case conditioned on the executive's timely and effective execution of a release of claims acceptable to the Company, and other customary terms and conditions.
Ms. Sparks, Mr. Crysel, Ms. Baldock and Mr. Dean are each entitled to severance consisting of 12 months of continued base salary, an amount equal to their target bonus payable within two and a half months following the end of the fiscal year of termination, and continued health and welfare plan benefits at no cost to the executive during the severance period. Under the employment agreements with each of Ms. Sparks, Mr. Crysel, Ms. Baldock and Mr. Dean, if a qualifying termination occurs within 12 months following a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.
Ms. Baldock's and Mr. Dean's employment agreements were each amended and restated in December 2017. In connection with such amendment and restatement, in addition to the severance described above, Ms. Baldock and Mr. Dean are also entitled to one year of accelerated vesting for any outstanding time-based restricted stock and earned but unvested PSUs as of the termination date. In connection with Ms. Sparks' resignation as Chief Financial Officer on January 25, 2018, Ms. Sparks received the severance benefits described above and a reimbursement of up to $5,000 for reasonable and documented attorneys fees incurred in connection with the drafting of the Sparks Separation and Consulting Agreement. In addition, consistent with the award agreements pursuant to which Ms. Sparks' outstanding equity awards were granted (the terms of which are described below), all unvested restricted stock awards and all unvested but earned PSUs became automatically and fully vested in connection with Ms. Sparks' termination of employment, and all unearned LPUs will remain outstanding and eligible to become earned LPUs in accordance with their terms (and the amount delivered to Ms. Sparks shall be prorated for the portion of the performance period during which she was employed by the Company).
Other Equity-Related Severance and Change of Control Benefits
Restricted Stock Awards
In accordance with our NEOs' restricted stock award agreements, unvested restricted stock is forfeited upon a termination of employment, except that the vesting of any unvested restricted stock will become immediately accelerated in full (1) on a termination of employment by the NEO due to death or disability, or (2) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control. If, in connection with a change in control, unvested shares of restricted stock are not assumed or continued, or a new award substituted for the unvested shares of restricted stock, such unvested shares will automatically vest in full.
Performance Stock Units
In accordance with our NEOs' PSU award agreements, upon a termination of employment for any reason, (1) any PSUs that are not yet earned are immediately forfeited, and (2) any PSUs that are earned but unvested are immediately forfeited, except that the vesting of any unvested earned PSUs will become immediately accelerated in full (a) on a termination of employment by the NEO due to death or disability, or (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control.
If a change in control occurs during the performance period, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that have been earned based on such performance criteria as of the change in control (which is prorated based on the number of days that have elapsed during the performance period). Thereafter, earned PSUs, if any, continue to vest solely based on time in accordance with the terms of the award agreement. If, in connection with a change in control, earned PSUs are not assumed or continued, or a new award substituted for the earned PSUs, the earned PSUs will automatically vest in full.
Leveraged Performance Units
In accordance with our NEOs' LPU award agreements, upon a termination of employment for any reason,
(1) any LPUs that are not yet earned are immediately forfeited, except that (a) on a termination of employment by the NEO due to death or disability, the Compensation Committee will determine the extent to which the performance criteria have been satisfied and the number of LPUs that have been earned based on such performance criteria as of such termination date, and the NEO shall thereafter receive a prorated portion of the earned LPUs, if any, based on the portion of the performance period during which the NEO was employed, and (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement), the LPUs will remain outstanding and eligible to become earned based on achievement of the performance criteria at the end of the performance period, and the NEO shall thereafter receive a prorated portion of the earned LPUs, if any, based on the portion of the performance period during which the NEO was employed; and
(2) any LPUs that are earned but unvested are immediately forfeited, except that (a) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason," the LPUs will remain outstanding and continue to vest in accordance with their terms, (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" within 90 days prior to or 18 months following a change in control, the LPUs will become immediately vested, and (c) on a termination of employment by the NEO due to death or disability, any LPUs will become immediately vested.
If a change in control occurs during the performance period, the Compensation Committee will determine the extent to which the performance criteria have been satisfied and the number of LPUs that have been earned based on such performance criteria as of the change in control; the number of earned LPUs shall be equal to the greater of 100% of target or such higher amount as may be determined by the Compensation Committee based on actual satisfaction of the performance criteria. Thereafter, earned LPUs continue to vest solely based on time in accordance with the terms of the award agreement.
For purposes of the award agreements, a "change in control" is generally defined as (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the Company's assets to any person, (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of the Company. The LPU award agreements clarify that neither the Preferred Private Placement nor the Private Sale constituted a "change in control."
Other Terms and Conditions
Pursuant to their respective employment agreements (and, for Mr. Doyle, the Doyle Separation Agreement), our NEOs are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our employees or other service providers during employment and for a specified period following termination of employment. Mr. Adlerz is bound by non-competition and non-solicitation covenants for the longer of six months following his termination of employment or the conclusion of his service on our Board. Mr. Doyle is bound by a non-competition covenant for eighteen (18) months following termination of employment, and is bound by a non-solicitation covenant for two years following termination of employment. Ms. Sparks, Mr. Crysel, Ms. Baldock and Mr. Dean are bound by a non-competition covenant for one year following termination of employment, and by a non-solicitation covenant for two years following termination of employment.
The following table summarizes the payments that would have been made to our NEOs upon the occurrence of a termination of employment or a change in control, assuming that each NEO's termination of employment with the Company or a change in control occurred on December 29, 2017 (the last business day of 2017). Amounts shown do not include (i) accrued but unpaid salary, and (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. Pursuant to SEC rules, information included in the table below for Mr. Doyle relates only to payments and benefits he received in connection with his resignation, and information included in the table below for Mr. Adlerz and Ms. Sparks relates to the compensation arrangements in place as of the last business day of 2017, notwithstanding their respective resignations from the Company in 2018.

Name	Benefit	Death/Disability ($)	Termination Without Cause / Resignation for Good Reason ($)	Termination Without Cause / Resignation for Good Reason In Connection with a Change in Control ($)
Clifford G. Adlerz	Cash Severance (1)	—	—	—
Michael T. Doyle	Cash Severance (2)	—	—	565,000
	Equity Payout / Acceleration	—	—	937,380 (6)
	Health Benefits (7)	—	—	13,039
Teresa F. Sparks	Cash Severance (8)	—	719,583	719,583
	Equity Payout / Acceleration	805,642 (4)	— (5)	805,642 (6)
	Health Benefits (7)	—	18,696	18,696
Jennifer B. Baldock	Cash Severance (8)	—	537,333	537,333
	Equity Payout / Acceleration	481,919 (4)	— (5)	481,919 (6)
	Health Benefits (7)	—	17,471	17,471
John Crysel	Cash Severance (8)	—	537,188	537,188
	Equity Payout / Acceleration	445,643 (4)	— (5)	445,643 (6)
	Health Benefits (7)	—	14,358	14,358
Dennis Dean	Cash Severance (8)	—	464,500	464,500
	Equity Payout / Acceleration	445,643 (4)	— (5)	445,643 (6)
	Health Benefits (7)	—	18,553	18,553

(1)
Mr. Adlerz is not entitled to a pro-rata bonus in connection with his termination of employment because no bonuses were earned under the Cash Incentive Plan for 2017. For additional details, see "—Short-term incentive awards" above.

(2)
Represents an amount equal to 12 months of base salary continuation plus $15,000. Mr. Doyle did not receive a pro-rata bonus in connection with his termination of employment on September 7, 2017, because no bonuses were earned under the Cash Incentive Plan for 2017. For additional details, see "—Short-term incentive awards" above.

(3)
Represents the value of the unvested portion of Mr. Doyle's time-based restricted stock awards and the value of the unvested portion of Mr. Doyle's earned PSUs, in each case, as of September 7, 2017, the date on which Mr. Doyle resigned as Chief Executive Officer. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $9.95, the closing price of our common stock on September 7, 2017.

(4)
Represents the value of the unvested portion of the NEO's time-based restricted stock awards, the value of the unvested portion of the NEO's earned PSUs, and the value of the NEO's LPUs at the target award, in each case, as of December 29, 2017, the last business day of 2017. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $12.10, the closing price of our common stock on December 29, 2017.

(5)
No portion of an NEO's LPUs was earned as of the December 29, 2017 and, therefore, no such amount is included herein. However, pursuant to the LPU award agreements, on a termination of employment by the Company without "cause" or resignation by the executive for "good reason," the LPUs will remain outstanding and eligible to become earned based on achievement of the performance criteria at the end of the performance period, and the NEO shall thereafter receive a prorated portion of the earned LPUs, if any, based on the portion of the performance period during which the NEO was employed.

(6)
Represents the value of the unvested portion of the NEO's time-based restricted stock awards and the value of the unvested portion of the NEO's earned PSUs, in each case, as of December 29, 2017, the last business day of 2017. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $12.10, the closing price of our common stock on December 29, 2017. As discussed above, if, in connection with a change in control, unvested restricted stock or unvested but earned PSUs are not assumed, continued or substituted for a new award by an acquiror or survivor, then such shares of unvested restricted stock and unvested but earned PSUs would become automatically vested in full (rather than becoming vested in full only on a qualifying termination of employment in connection with a change in control). Furthermore, as discussed above, if a change in control occurs during the performance period, the NEO will receive a number of earned LPUs based on the greater of 100% of target or such higher amount as may be determined by the Compensation Committee based on actual satisfaction of the performance criteria. Thereafter, earned LPUs continue to vest solely based on time in accordance with the terms of the award agreement.

(7)	Represents the dollar value of 12 months Company-paid continued health and welfare benefits.

(8)
Represents an amount equal to (a) 12 months of base salary continuation, and (b) the executive's target bonus for the year of termination. Under the employment agreements with each of Mmes. Sparks and Baldock and Messrs. Crysel and Dean, if a qualifying termination occurs within 12 months following a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Mr. Adlerz, our former interim Chief Executive Officer to the median of the annual total compensation of all our employees (other than the Chief Executive Officer) (the "CEO Pay Ratio"). For 2017:

•	Total annual compensation for Mr. Adlerz: $550,000

•	Median annual total compensation of all employees (other than Chief Executive Officer): $45,548

•	Ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer): 12:1
In determining the median employee, we chose December 31, 2017 as the date to identify our median employee, and we identified our median employee using a consistently applied compensation measure which included total gross payroll wages received in 2017. We excluded employees added as a result of the NSH acquisition in 2017, which accounted for 3,377 individuals as permitted by Section 953(b) of the Dodd-Frank Act. Our total population minus these excluded employees is 7,240. After we identified our median employee, we measured the annual total compensation under SEC rules using: base salary earned in 2017, annual cash bonus earned for the 2017 performance year, the grant date value of any equity awards he or she received in 2017, and 401(k) match provided by the Company in 2017, in each case, to the extent applicable. Pay was annualized for permanent employees not employed for a full year in 2017. We calculated the median employee's total annual compensation using the same methodology we used to calculate Mr. Adlerz's annual total compensation, as reflected in the "Total" column of the Summary Compensation Table.
We had two individuals in the role of Chief Executive Officer during 2017 - Mr. Adlerz and Mr. Doyle. We elected to use the compensation of Mr. Adlerz, the active interim Chief Executive Officer as of December 31, 2017, for purposes of determining the CEO pay ratio set forth above. Mr. Adlerz became interim Chief Executive Officer on September 7, 2017. In determining Mr. Adlerz's compensation, we adjusted the compensation reported on the Summary Compensation Table to reflect his compensation as if he were interim Chief Executive Officer for the full 2017 calendar year. The base salary used was annualized at the full year rate of $550,000.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation earned by our non-employee directors for the year ended December 31, 2017. Each director who was affiliated with H.I.G. or who is affiliated with Bain Capital did not receive compensation for his service as a director in 2017. Neither Clifford G. Adlerz nor Michael T. Doyle, our former interim Chief Executive Officer and former Chief Executive Officer, respectively, received additional compensation for his service as a director during 2017. The compensation received by Messrs. Adlerz and Doyle in their capacities as NEOs during the year ended December 31, 2017 is reflected in the "Executive Compensation—Summary Compensation Table" on page 31.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(4)	Total ($)
Brent Turner	86,250	133,333	219,583
Teresa DeLuca, M.D.	75,000	58,333	133,333
Adam Feinstein	93,750	158,333	252,083
Christopher Laitala	60,000 (3)	—	60,000
Matthew Lozow (1)	—	—	—
Christopher Gordon (2)	—	—	—
Devin O'Reilly (2)	—	—	—

(1)	Mr. Lozow resigned from the Board in connection with the Transactions, effective August 31, 2017. Mr. Lozow was affiliated with H.I.G. and did not receive compensation for his service on the Board.

(2)
Messrs. Gordon and O'Reilly were appointed to the Board in connection with the Transactions, effective August 31, 2017. Messrs. Gordon and O'Reilly are affiliated with Bain Capital and did not receive compensation for their service on the Board.

(3)	Mr. Laitala resigned from the Board, effective May 3, 2017. Accordingly, Mr. Laitala's annual cash retainer is pro-rated for the portion of the year during which he served on our Board.

(4)
Amounts reflect the aggregate grant date fair value of restricted stock awards granted on May 2, 2017, determined in accordance with FASB ASC Topic 718. The assumptions used in the valuation of share awards are set forth in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

With respect to 2017, each member of our Board of Directors who was not an employee and who was not affiliated with H.I.G. or Bain Capital was eligible to receive an annual cash retainer payment of $75,000 and an annual award of restricted stock having an aggregate grant date fair value equal to $100,000.
In addition, the chairman of the Audit Committee is entitled to an additional cash retainer payment of $20,000, the chairman of the Compensation Committee is entitled to an additional cash retainer payment of $15,000, and the chairman of the Nominating/Corporate Governance Committee (if formed) will be entitled to an additional cash retainer payment of $10,000.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2017 about equity securities that may be issued under the Company's existing equity compensation plans and arrangements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (1)
Equity Compensation Plans Approved by Security Holders	12,687	$20.10	3,716,809
Equity Compensation Plans Not Approved by Security Holders	—	$—	—
Total	12,687	$20.10	3,716,809

(1)	Includes shares available for future issuance under the Surgery Partners, Inc. 2015 Omnibus Incentive Plan.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee's selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young has served as our independent registered public accounting firm since 2014.
The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance.
Although ratification of the selection of Ernst & Young is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Ernst & Young is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The accounting firm of Ernst & Young served as Surgery Partners' independent auditors for the fiscal years ended December 31, 2017 and 2016. In addition to rendering audit services during those two years, Ernst & Young performed various non-audit services for Surgery Partners.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. Each member of the Audit Committee has been delegated the authority to pre-approve any audit services, provided that such approvals must be presented to the full Audit Committee at its next scheduled meeting.
Audit and Other Fees for Past Two Fiscal Years
The following table sets forth the aggregate fees billed to Surgery Partners for services rendered by Ernst & Young for the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees(1)	$2,509,864	$1,808,717
Audit-Related Fees(2)	—	—
Tax Fees(3)	214,729	255,370
All Other Fees(4)	1,995	1,995
Total	$2,726,588	$2,066,082

(1)
Audit Fees include fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company's annual consolidated financial statements, (ii) the audits of the Company's internal control over financial reporting, (iii) the review of the Company's quarterly condensed consolidated financial statements, and (iv) services that are provided by the independent registered public accounting firm related to regulatory filings and private placement debt offerings.

(2)	There were no audit-related services performed during 2017 and 2016.

(3)	Tax Fees for 2017 and 2016 were primarily related to professional services for tax compliance, tax advice and tax planning services.

(4)	All Other Fees encompasses any services provided other than the services reported as Audit Fees, Audit-Related Fees or Tax Fees, which in 2017 and 2016 were related to accounting research services.
The Audit Committee pre-approved all services performed since the pre-approval policy was adopted on November 5, 2015.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is currently composed of the three directors named below, each of whom is an independent director (as independence is defined in the Nasdaq Marketplace rules and Rule 10A-3 under the Exchange Act). Each member of the Audit Committee who served at any time during the fiscal year ended December 31, 2017 is financially literate (as that qualification has been interpreted by the Board in its business judgment), and at least one member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by the SEC. The Audit Committee operates under a written charter, which became effective in October 2015.
The Audit Committee hereby submits the following report:

•	The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of, and for, the year ended December 31, 2017.

•
The Audit Committee has discussed with the Company's independent registered public accounting firm, Ernst & Young, LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (the "PCAOB").

•
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young, LLP required by applicable rules of the PCAOB regarding Ernst & Young, LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young, LLP such firm's independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee:
Adam Feinstein, Chairman
Teresa DeLuca
Brent Turner
April 19, 2018

RELATED PERSON TRANSACTIONS
The following is a description of transactions, since January 1, 2017, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) one or more of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest. We refer to these as "related person transactions."
Preferred Private Placement and the Transactions
On August 31, 2017, we completed the sale and issuance of 310,000 shares of the Company's preferred stock to Bain Capital, at a purchase price of $1,000 per share in cash (the "Preferred Private Placement") pursuant to the Securities Purchase Agreement, dated as of May 9, 2017, by and between the Company and Bain Capital and (ii) Bain Capital completed its purchase of 26,455,651 shares (the "Purchased Shares") of the Company's common stock from our former controlling shareholder (the "Private Sale" and together with the Preferred Private Placement and the NSH Acquisition, the "Transactions"). As of August 31, 2017, the Purchased Shares represented approximately 54.2% of the Company's outstanding Common Stock. As a result of the Preferred Private Placement and the Private Sale, Bain Capital became the controlling stockholder of the Company, holding preferred stock and common stock that collectively represented approximately 65.7% of the voting power of all classes of capital stock of the Company as of August 31, 2017, and our prior controlling shareholder ceased to own any capital stock of the Company. Additionally, pursuant to the agreement relating to the Purchased Shares, the election of Mr. Gordon and the appointment of Mr. O'Reilly to the Board became effective upon the closing of the Preferred Private Placement on August 31, 2017. The preferred stock has the rights and preferences described in the Certificate of Designations, including certain nomination and consent rights.
As of March 23, 2018, Bain Capital beneficially owns (i) 26,455,651 shares of our common stock and (ii) 310,000 shares of our preferred stock, which, on an as-converted basis, represented 16,963,868 shares of common stock, which collectively represent approximately 66.20% of the voting power of all classes of our capital stock as of such date. As a result, Bain Capital could potentially have significant influence over all matters presented to our stockholders for approval, including the election and removal of our directors and change in control transactions.
Tax Receivable Agreement and related waivers
In connection with the Private Sale, on May 9, 2017, the Company entered into an amendment to its Income Tax Receivable Agreement, dated September 30, 2015 (as amended, the "Amended TRA"), among the Company, the Stockholders Representative and the other parties referred to therein which amendment became effective on August 31, 2017. Pursuant to the Amended TRA, the Company agreed to make payments to H.I.G. Surgery Centers, LLC, in its capacity as the stockholders representative pursuant to a fixed payment schedule. The amounts payable under the Amended TRA are calculated as the product of (i) an annual base amount and (ii) the maximum corporate federal income tax rate for the applicable year plus three percent. The amounts payable under the Amended TRA are related to the Company's projected realized tax savings over the next six years and are not dependent on the Company's actual tax savings over such period. The calculation of amounts payable pursuant to the Amended TRA is thus dependent on the maximum corporate federal income tax rate. To the extent that the Company is unable to make payments under the Amended TRA and such inability is a result of the terms of credit agreements and other debt documents that are materially more restrictive than those existing as of September 30, 2015, such payments will be deferred and will accrue interest at a rate of LIBOR plus 500 basis points until paid. If the terms of such credit agreements and other debt documents cause the Company to be unable to make payments under the Amended TRA and such terms are not materially more restrictive than those existing as of September 30, 2015, such payments will be deferred and will accrue interest at a rate of LIBOR plus 300 basis points until paid.
On September 8, 2017, in connection with the resignation of the Company's former Chief Executive Officer, Michael T. Doyle, Mr. Doyle entered into a TRA Waiver and Assignment Agreement (the "CEO TRA Assignment Agreement") with the Company, pursuant to which the Company accepted the assignment of 50% of Mr. Doyle's (and his affiliates') interest in future payments to which such parties were entitled pursuant to the Amended TRA, in exchange for an upfront payment of approximately $5.1 million, in the aggregate. On September 15, 2017, certain of the Company's employees, including each of our other named executive officers entered into TRA Waiver and Assignment Agreements with the Company, pursuant to which the Company made upfront payments of approximately $4.8 million in the aggregate, in exchange for the assignment of 100% of each such employee's interest in future payments to which such employee was entitled pursuant to the Amended TRA.

Registration Rights Agreement
In connection with the Preferred Private Placement, on August 31, 2017, the Company entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with certain stockholders of the Company and certain other parties thereto, including Bain Capital. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement for a public offering of shares upon the request of Bain Capital and certain of its affiliates, and to use commercially reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of the registrable shares held by the parties to the Registration Rights Agreement, subject to certain limitations as described in the Registration Rights Agreement, including a minimum net aggregate offering price and a limitation on the number of registrations the Company shall be required to effect. The Company also agreed to provide "piggy back," "short-form" and shelf registration rights with respect to such registrable shares, each as described in the Registration Rights Agreement.
Indemnification Agreements
We entered into indemnification agreements with each of our directors and executive officers subsequent to our initial public offering. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Consulting Agreements
In connection with leadership changes during 2017 and 2018, we entered into consulting agreements with each of Teresa F. Sparks, Michael T. Doyle and Clifford G. Adlerz. For further information regarding such agreements, see the disclosures set forth in "Executive Compensation — Leadership Changes" and "Executive Compensation — Potential Payments upon Termination or Change in Control" in this Proxy Statement.
Related Person Transactions Policy
We have adopted a formal written policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to:

•	the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	the terms of the transaction; and

•	the terms available to an unrelated third party or to employees generally.
The Audit Committee may also include such factors as: the related person's relationship to us and interest in the transaction, and the material facts of the proposed transaction, including the proposed aggregate value of the transaction. The Audit Committee may approve only those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

GENERAL MATTERS
Code of Conduct and Corporate Governance Guidelines
We have adopted a Code of Conduct which is applicable to all our directors, officers and employees (the "Code of Conduct"). To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers from, our Code of Conduct for certain of our executive officers, on our website.
Copies of our Code of Conduct and Corporate Governance Guidelines are available, free of charge, on the "Investors—Company Highlights" page of our website at www.surgerypartners.com., or by sending a written request to our General Counsel and Secretary at Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027.
Availability of Certain Documents
SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the Notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the Notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Stockholder Proposals and Nominations
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year's proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 20, 2018, which is 120 days prior to the date that is one year from this year's mailing date of April 19, 2018.
Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Company's Secretary at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2018 annual meeting, although not included in the proxy statement, the stockholder's notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2018 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2019 annual meeting must notify us no earlier than January 4, 2019 and no later than February 3, 2019. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2018 annual meeting.

Contacting the Board of Directors
Stockholders wishing to communicate with the Board may do so by writing to the Board or to the non-employee members of the Board as a group, at:
Surgery Partners, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attention: General Counsel and Secretary
The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the General Counsel and Secretary that it is a communication for the Board. Upon receiving such a communication, the General Counsel and Secretary will forward the communication to the relevant individual or group to which it is addressed as appropriate depending on the facts and circumstances outlined in the communication received. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The General Counsel and Secretary will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.
Other Matters
As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the annual meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Directions to Annual Meeting
We invite all stockholders to attend the annual meeting to be held at our corporate headquarters, located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee, 37027, on Friday, May 4, 2018, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of your ownership of the Company's common stock as of the Record Date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.

SURGERY PARTNERS

Admission Ticket

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IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
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ADD 2
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR both nominees, FOR Proposal 2 and FOR Proposal 3.

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1. Election of Class III Directors:

	For	Withhold
01 - Christopher Gordon	☐	☐
02 - Clifford G. Adlerz	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 3 7 3 8 5 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02SR7B

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
Surgery Partners, Inc. Stockholders
Friday, May 4, 2018, 8:00 a.m. CDT
310 Seven Springs Way, Suite 500
Brentwood, TN 37027

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SURGERY PARTNERS

Proxy — Surgery Partners, Inc.

Notice of 2018 Annual Meeting of Stockholders

310 Seven Springs Way, Suite 500, Brentwood, TN 37027
Proxy Solicited by Board of Directors for Annual Meeting – May 4, 2018

Wayne DeVeydt and Jennifer Baldock, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Surgery Partners, Inc. to be held on May 4, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR both nominees, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)